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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

City National Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CITY NATIONAL CORPORATION
City National Center
400 North Roxbury Drive
Beverly Hills, California 90210
(310) 888-6000

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on May 27, 2009

Notice of Annual Meeting and Proxy Statement are available at www.cnb.com/ir/ir-kit.asp

TO OUR STOCKHOLDERS:

        We invite you to attend the 2009 Annual Meeting of Stockholders of City National Corporation to be held on May 27, 2009 at 4:30 p.m., PDT at City National Center, 400 North Roxbury Drive, Beverly Hills, California. We will hold our 2009 Annual Meeting of Stockholders to consider the following items of business:

          1.     Election to the Board of Directors of four Class I directors for terms expiring in 2012 or until their respective successors have been elected and qualified;

          2.     Ratification of the selection of KPMG LLP as City National Corporation's independent registered public accounting firm for the fiscal year ending December 31, 2009;

          3.     An advisory (non-binding) vote approving executive compensation;

          4.     A stockholder proposal regarding declassification of the Board of Directors; and

          5.     Any other business that may be properly brought before the meeting or any postponement or adjournment of the meeting.

        Stockholders of record at the close of business on March 30, 2009 are entitled to notice of, and to vote at, the annual meeting or any postponement or adjournment of the meeting.

        Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card in the provided postage paid envelope so that as many shares as possible may be represented at the annual meeting. The vote of every stockholder is important and your cooperation in returning your executed proxy promptly is appreciated. Each proxy is revocable and will not affect your right to vote in person if you attend the annual meeting.

        We appreciate your continuing support and look forward to seeing you at City National Corporation's annual meeting.

Sincerely,

BRAM GOLDSMITH Chairman of the Board	RUSSELL GOLDSMITH Chief Executive Officer and President

Beverly Hills, California
April 3, 2009

CITY NATIONAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS ON MAY 27, 2009

PROXY STATEMENT

 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,
PROXY MATERIALS AND VOTING

Q.    Why did you send me this proxy statement?

A.
We sent you this proxy statement because the Board of Directors of City National Corporation (Corporation) is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders to be held on Wednesday, May 27, 2009 at 4:30 p.m., PDT. You are cordially invited to attend the annual meeting and are requested to vote on the Proposals described in this proxy statement. The annual meeting is being held this year at City National Center at 400 North Roxbury Drive, Beverly Hills, California 90210.

Q.    When is this proxy statement being mailed to stockholders?

A.
This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about April 3, 2009.

Q.    What am I voting on?

A.
• The election of directors;

•
Ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2009;

•
An advisory (non-binding) vote approving executive compensation; and

•
A stockholder proposal regarding declassification of the Board.

  We will also consider any other business that properly comes before the meeting.

Q.    How does the Board of Directors recommend I vote?

A.
The Board of Directors recommends you vote as follows:

  "FOR":

  •
  Election to the Board of the four nominees for Director named in this proxy statement;

  •
  Ratification of KPMG LLP as our independent registered public accounting firm for 2009;

  •
  An advisory (non-binding) vote approving executive compensation; and

  "AGAINST":

  •
  Declassification of the Board.

Q.    Who can vote at the annual meeting?

A.
Stockholders of record on the Record Date, which is Monday, March 30, 2009, may vote at the annual meeting. At the close of business on the Record Date, there were 48,799,918 shares of the

  Corporation's common stock outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the annual meeting.

Q.    How many votes are needed to hold the annual meeting?

A.
The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the Record Date will constitute a quorum, permitting us to hold the meeting and conduct business. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum.

Q.    What is a broker non-vote?

A.
Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters (such as election of directors, ratification of independent registered public accounting firm and approval of the advisory (non-binding) vote on executive compensation), but not on non-routine matters (such as the stockholder proposal). A broker non-vote occurs when a broker has not received voting instructions from the customer and the broker cannot vote the shares because the matter is not considered a routine matter under NYSE rules.

Q.    What is the difference between a "stockholder of record" and a "street name" holder?

A.
The terms describe how your shares are held. If your shares are registered directly in your name with Continental Stock Transfer & Trust, the Corporation's transfer agent, you are a "stockholder of record." If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a "street name" holder.

Q.    What do I have to do to vote?

A.
You may vote by granting a proxy, or for shares held in street name, by submitting voting instructions to your broker or other nominee. If your shares are held by a broker or other nominee, you will receive instructions that you must follow to have your shares voted. See below for more information on voting your shares if held in the name of your broker.

  If you hold your shares as the stockholder of record, you may vote by signing and dating each proxy card you receive and returning it in the enclosed postage paid envelope. If you mark the proxy card to show how you wish to vote, your shares will be voted as you direct. If you return a signed proxy card but do not mark the proxy card to show how you wish to vote, your shares will be voted FOR each of the Board of Directors' nominees for election as director, FOR ratification of KPMG LLP (KPMG) as our independent registered public accounting firm, FOR an advisory (non-binding) vote approving executive compensation and AGAINST the stockholder proposal. If you are the record holder of the shares, you may change or revoke your vote at any time before it is counted at the annual meeting by: (i) notifying our Secretary at the address shown above; (ii) attending the annual meeting and voting in person; or (iii) submitting a later dated proxy card.

  In addition, if other matters are properly presented for voting at the annual meeting, the proxy holders are also authorized to vote on such matters as they shall determine in their sole discretion. As of the date of this proxy statement, we have not received notice of any other matters that may be properly presented for voting at the annual meeting.

Q.    What do I have to do to vote my shares if they are held in the name of my broker?

A.
If your shares are held by your broker, you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker. If you do not give instructions to your broker, (i) with respect to the election of directors, ratification of our independent registered public accounting firm, and approval of the advisory (non-binding) vote on executive compensation, your broker will vote your shares at its discretion on your behalf, but (ii) with respect to the stockholder proposal, a broker non-vote will occur. The broker non-vote will not be counted. The voting instruction form will provide instructions for you to return it, including instructions for voting by telephone and the Internet. You may change your vote by submitting new voting instructions to your broker, bank or nominee.

Q.    How do I vote my shares that I hold in the City National Corporation Profit Sharing Plan?

A.
If you hold shares in your account under the City National Corporation Profit Sharing Plan (Profit Sharing Plan), you will receive directions on how to submit your voting instructions as part of your proxy mailing. For any shares you hold in the Profit Sharing Plan, if your voting instructions are not received by 4:00 p.m., EDT on Friday, May 22, 2009, your shares will be voted in proportion to the way the other Profit Sharing Plan participants voted their shares. If your shares are held in our Profit Sharing Plan, you may change your vote by following the voting instructions as part of your proxy mailing, except that any changes to your voting instructions must be provided by Friday, May 22, 2009. You will not be able to change your vote after this deadline.

Q.    How is each proposal approved or disapproved?

A.
(a) Election of Directors: You may vote either "FOR" each director nominee or withhold your vote from any one or more of the nominees. Directors are elected by a plurality of votes cast. The four nominees who receive the most votes will be elected.

  (b) Ratification of Independent Registered Public Accounting Firm:    You may vote "FOR," "AGAINST" or "ABSTAIN" from voting on the proposal to ratify the selection of KPMG as our independent registered public accounting firm for the year ending December 31, 2009. If you abstain from voting, it will have the same effect as a vote against this proposal. Stockholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is requested to approve this proposal.

  (c) Advisory (non-binding) vote approving executive compensation:    You may vote "FOR" or "AGAINST" this item, or "ABSTAIN" from voting on this item. Abstentions are counted as votes present and entitled to vote at the meeting and will have the same effect as a vote against this item. The resolutions will be approved if a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on this item vote "FOR" this item.

  (d) Stockholder Proposal:    Approval of the stockholder proposal requires the votes cast in favor of such proposal to exceed the votes cast against such proposal. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on such proposal.

Q.    How may I obtain a separate set of proxy materials or request a single set for my household? What should I do if I receive more than one set of voting materials?

A.
If you share an address with another stockholder, you may receive only one set of proxy materials (including our 2008 Summary Annual Report, Form 10-K for the year ended December 31, 2008, and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, please request the additional copies by e-mail to

  investor_relations@cnb.com, by facsimile to (213) 673-7622 or by calling (213) 673-7615. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us in the same manner or write us at the address set forth below in the last question to request delivery of a single copy of these materials.

Q.    Why may I receive multiple voting instruction forms and/or proxy cards?

A.
If you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. If you are an employee of City National Bank, you will receive a voting instruction card for all the shares you hold in the Profit Sharing Plan and you will receive a proxy card for any restricted shares of our common stock you hold. In each case, please complete, sign, date and return each proxy card and voting instruction form that you receive.

Q.    Who is paying for this solicitation?

A.
The Corporation will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, proxies may be solicited personally or by telephone, facsimile, the Internet or other means by certain directors, officers and employees who will receive no additional compensation for their services. We have engaged Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, to assist in the solicitation of proxies at an estimated fee of $15,000 plus disbursements. We will pay brokers and others who hold our common stock in their name for the expenses of forwarding the proxy materials to the beneficial owners of the common stock.

Q.    What are the guidelines for attending the meeting?

A.
Any stockholder entitled to vote at the annual meeting may attend the annual meeting. If you plan to attend the annual meeting, please bring the admission ticket attached to your proxy card and photo identification. If your shares are held in the name of a broker or other nominees, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date, which is March 30, 2009. Failure to bring such a letter may prevent you from attending the meeting.

Q.    How do I get more information about the Corporation?

A.
With this proxy statement, we are also sending you our 2008 Summary Annual Report and our Form 10-K for the year ended December 31, 2008, which includes our financial statements. At your request, we will send you additional copies of these reports without charge. The Form 10-K includes a list of exhibits filed with the Securities and Exchange Commission (SEC) but not the exhibits. If you wish to receive copies of the exhibits, you may request them from us by mail, facsimile or e-mail at the following contact information. We will send the exhibits to you upon payment of our expenses for doing so.

  Investor Relations
  City National Corporation
  555 S. Flower Street, 9th Floor
  Los Angeles, California 90071
  Facsimile: (213) 673-7622
  E-mail:   investor_relations@cnb.com

  Our website is available for information purposes only and should not be relied upon for investment purposes, nor is it incorporated by reference into this proxy statement. The other materials available in the online investor kit include our annual reports on Form 10-K and quarterly reports on Form 10-Q. The SEC also maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding SEC registrants, including City National Corporation.

PROPOSAL 1: Election of Directors

        Our Board of Directors is divided into three classes, with the term of office of one class expiring each year, meaning that our stockholders elect approximately one-third of our Directors at each annual meeting. Currently, our Board of Directors has 12 members.

        The term of office of our Class I directors—Kenneth L. Coleman, Bruce Rosenblum, Peter M. Thomas and Christopher J. Warmuth—will expire at this year's annual meeting. On the nomination of our Board, each of Kenneth L. Coleman, Bruce Rosenblum, Peter M. Thomas and Christopher J. Warmuth, will stand for re-election as Class I directors at this year's annual meeting for a three year term expiring at our annual meeting in 2012 or until their successors have been elected and qualified. Set forth below is information as of February 1, 2009 about each nominee for election as Class I directors, and each of the Class II and Class III directors whose terms have not yet expired and who will continue to serve as directors after this year's annual meeting. Each of the current directors is also a director of City National Bank (Bank), a wholly owned subsidiary of City National Corporation (collectively, Corporation and Bank are referred to in this Proxy Statement as the Company).

        Unless otherwise directed, the persons named as proxies in the enclosed proxy card intend to vote "FOR" the election of the nominees. If one or more of the nominees unexpectedly becomes unavailable to serve as a director, the proxies may be voted for one or more substitute nominees selected by our Board of Directors, or the authorized number of directors may be reduced. If the authorized number of directors is reduced for any reason, the proxies will be voted for the election of the remaining nominees named in this proxy statement. To the best of our knowledge, all nominees are and will be available to serve as directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF
KENNETH L. COLEMAN, BRUCE ROSENBLUM, PETER M. THOMAS AND CHRISTOPHER J. WARMUTH

Nominees for Election as Class I Directors with Terms Expiring in 2012:

Name	Age	Principal Occupation and Other Directorships	Director of Bank Since	Director of Corporation Since
Kenneth L. Coleman	66	Non-executive Chairman of the Board, Accelrys, Inc., since February 2006 (served as a director since May 2003). From May 2002 to January 2006, Chairman and Chief Executive Officer, ITM Software. Director of Accelrys, Inc., MIPS Technologies, Inc. and United Online, Inc.	2003	2003
Bruce Rosenblum	50	President, Warner Bros. Television Group, since September 2005. Executive Vice President, Television, Warner Bros., from 1999 to September 2005.	2007	2007
Peter M. Thomas	58	Managing Partner, Thomas & Mack Co., LLC, a commercial real estate development company for more than the past five years. From 1992 to 1995, President and Chief Operating Officer of Bank of America-Nevada; and from 1982 to 1992, President and Chief Operating Officer of Valley Bank of Nevada. Director of Boyd Gaming Corporation.	2003	2003
Christopher J. Warmuth	54	Executive Vice President, City National Corporation and President, City National Bank since May 2005. Executive Vice President and Chief Credit Officer, City National Bank from June 2002 to May 2005.	2005	2005

Class II Directors (Terms Expire at 2010 Annual Meeting):

Name	Age	Principal Occupation and Other Directorships	Director of Bank Since	Director of Corporation Since
Russell Goldsmith(1)	58	Chief Executive Officer of City National Corporation and Chairman of the Board and Chief Executive Officer, City National Bank since October 1995. President of City National Corporation since May 2005. Vice Chairman of City National Corporation from October 1995 to May 2005. Director of Wynn Resorts, Limited.	1978	1979
Linda Griego	61	President and CEO, Griego Enterprises, Inc., a business management company, since 1986, which company includes 644 Figueroa Restaurant Partners and ZAPGO Entertainment LLC, a television programming company. Managing Director, Oso Ranch & Lodge LLC, a lodging operation, since 2000. Director of AECOM Technology Corporation, CBS Corporation and Southwest Water Company.	2006	2006
Michael L. Meyer	70	Managing Principal, AMG Realty Investors, LLC and Chief Executive Officer, Michael L. Meyer Company, real estate investment companies, since October 1999. From 1974 to 1998, Managing Partner, Orange County, Ernst & Young LLP Real Estate Group. Director of Paladin Realty Income Properties, Inc.	1999	1999
Ronald L. Olson	67	Partner, Munger, Tolles & Olson, law firm, for more than the past five years. Director, Edison International, Berkshire Hathaway, Inc., The Washington Post Company and Western Asset Trusts.	2001	2001

Class III Directors (Terms Expire at 2011 Annual Meeting):

Name	Age	Principal Occupation and Other Directorships	Director of Bank Since	Director of Corporation Since
Richard L. Bloch	79	President, Piñon Farm, Inc. and co-management partner of CLB Partners for more than the past five years.	1974	1979
Bram Goldsmith(1)	85	Chairman of the Board, City National Corporation, for more than the past five years.	1964	1969
Ashok Israni	61	President and Chairman, Pacifica Companies for more than the past five years.	2007	2007
Kenneth Ziffren	68	Partner, Ziffren Brittenham LLP, law firm, for more than the past five years.	1989	1989

(1)
Russell Goldsmith is the son of Bram Goldsmith.

 PROPOSAL 2: Ratification of Selection of Independent Registered Public Accounting Firm

        Our Board of Directors has ratified the decision of the Audit & Risk Committee to appoint KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Although we are not required to do so, it has been our practice to seek stockholder ratification of this appointment as a matter of good corporate governance. KPMG has audited our financial statements since 1993. Representatives of KPMG will be present at our annual meeting to make a statement if they desire to do so and to respond to appropriate questions.

        If the stockholders fail to ratify the selection, the Audit & Risk Committee may reconsider whether or not to retain KPMG and reserves the discretion to retain KPMG as our independent registered public accounting firm. Even if the selection is ratified, the Audit & Risk Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit & Risk Committee determines that such change would be in the best interests of the Corporation and its stockholders.

        We were billed as follows in 2008 and 2007 by KPMG for professional services:

	2008	2007
Audit Fees(1)	$1,625,000	$1,643,500
Audit-Related Fees(2)	179,500	174,250
Tax Fees(3)	60,000	52,941
All Other Fees(4)	35,000	—

Total Fees	$1,899,500	$1,870,691

(1)
Audit Fees represented fees for professional services provided in connection with the integrated audit of the Company's financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

(2)
Audit-Related Fees consisted of professional services related to audits of employee benefit plans, internal control reviews of wealth management department operations, AIMR performance attestations regarding the wealth management department and other audit services requested by management, which are in addition to the scope of the financial statement audit.

(3)
Tax Fees included tax return review and tax compliance advice.

(4)
All Other Fees in 2008 primarily related to professional services provided with respect to securities registration statements.

        The Audit & Risk Committee's policy is to pre-approve all audit and non-audit services to be provided by our independent registered public accounting firm. Pre-approvals are generally provided for up to one year, are detailed as to the particular service or category of services, and are subject to a specific budget. The Audit & Risk Committee has delegated pre-approval authority to its Chairman when expedited approval of services is necessary. All of the services provided by KPMG in 2008 and 2007 were pre-approved by the Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR"
THE RATIFICATION OF THE SELECTION OF KPMG AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 CORPORATE GOVERNANCE

        We are committed to maintaining the highest standards of business conduct and corporate governance. We regularly review our governance practices and update them, as appropriate, based upon applicable state law, NYSE rules and listing standards, SEC regulations, and best practices recommended by recognized governance authorities. Our corporate governance program includes robust risk management and compliance policies, practices and programs.

        Our framework for corporate governance includes the following:

        Corporate Governance Guidelines:     Our Corporate Governance Guidelines (Guidelines) establish significant corporate governance policies and practices for our Company.

        Codes of Conduct:     Our Codes of Conduct include our Code of Ethics for Senior Financial Officers and our Principles of Business Conduct and Ethics for our directors, officers and colleagues (Codes).

        Board Committee Charters:     Each standing committee of our Board operates pursuant to a written charter (Charter) which states each committee's functions and duties. Each committee's Charter is reviewed, revised, as appropriate, and reaffirmed annually. Further information regarding our Board committees is set forth below.

        Organizational Documents:     Our Restated Certificate of Incorporation and Bylaws set forth basic rights and duties for our Company's corporate governance.

        Our Guidelines, Codes and Charters are available on our website at www.cnb.com/ir/governance (CNC Corporate Governance Web Page). We will post on this website any amendments to the Guidelines, Codes or Charters, or waivers of the Codes for directors and executive officers. There were no waivers in 2008. Stockholders may request printed copies of the Guidelines, Codes and Charters from Investor Relations at the contact information set forth on page 4 of this proxy statement or by email to investor_relations@cnb.com.

        Director Independence:     Our Board of Directors has adopted categorical standards of independence (Independence Standards) to determine the independence of non-employee members of the Board. The Independence Standards are included as part of our Guidelines and are attached to this proxy statement as Appendix A. Our Board has designed our Independence Standards to provide a framework for Board decisions that is free of relationships that may impair, or appear to impair, our Board's ability to make independent collective judgments, and to ensure that all permitted transactions between the Company and a director or his/her family or their respective primary business affiliations will be on arms-length market terms. The Independence Standards seek to accomplish these goals by utilizing a combination of economic tests and confirmation that relationships are maintained on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

        At its meeting on February 25, 2009, our Audit & Risk Committee and Board reviewed the relationship of the Company with each of our non-employee directors and determined that each of the following directors is an independent director as defined by the listing standards of the NYSE and the Independence Standards: Richard L. Bloch, Kenneth L. Coleman, Linda Griego, Ashok Israni, Michael L. Meyer, Ronald L. Olson, Bruce Rosenblum, Peter M. Thomas and Kenneth Ziffren.

        In the case of any entities which transacted business with the Company over the past three years in which any of our independent directors (or any of their immediate family members) has served as an executive officer or is a partner, principal or greater than a 10% stockholder, any payments made to, or received from, the Company have been substantially below the dollar limits in our Independence Standards and the NYSE independence standards.

        Board Meetings and Committees; Annual Meeting Attendance:     In 2008, each current director attended at least 75% of the total number of meetings of the Board and Board committees on which he or she then served, other than Ronald Olson. Mr. Olson, whose absences from some meetings were due to medical reasons or exigent circumstances involving his professional obligations, attended 62% of the cumulative Board and committee meetings. All directors are expected to attend the annual stockholder meeting, and all Board members (and nominees) were present at our 2008 annual meeting. In 2008, our independent directors met quarterly in executive session twice without management, and twice with our CEO. Kenneth Ziffren led the independent director executive sessions.

        Current committee membership and the number of meetings of the full board and each standing committee in 2008 are shown in the table below. As it deems appropriate, our Board may form new committees or disband committees, other than the Audit & Risk Committee and the Compensation, Nominating & Governance Committee (Compensation Committee or CN&G Committee). The chair of each committee determines the frequency and agenda of committee meetings. (Members are designated with a "✓".)

	Board of Directors	Audit & Risk Committee	CN&G Committee	Special Matters Committee	Wealth Management & Fiduciary Committee	Community Reinvestment Act Committee
Richard L. Bloch	✓	✓	✓
Kenneth L. Coleman	✓		✓			Chair
Bram Goldsmith	Chair					✓
Russell Goldsmith	✓			✓
Linda Griego	✓				✓
Ashok Israni	✓				✓	✓
Michael L. Meyer	✓	✓*				✓
Ronald L. Olson	✓				Chair
Bruce Rosenblum	✓		Chair
Peter M. Thomas	✓	Chair		✓	✓
Christopher J. Warmuth	✓				✓	✓
Kenneth Ziffren	✓	✓		Chair
Number of 2008 Meetings	9	14	10	0	4	4

*
Identified as the Audit & Risk Committee "Financial Expert."

        Contacting the Board of Directors:     Individuals can contact the Board, any Committee, or select Board members (including the independent directors as a group) by sending an email to bdofdirectors@cnb.com or by writing to: Board of Directors, Attention: Corporate Secretary, City National Corporation, 400 N. Roxbury Drive, Beverly Hills, California 90210. This contact information is also provided on the CNC Corporate Governance Web Page. The Audit & Risk Committee has also established procedures for the receipt, retention and treatment of so-called "Whistleblower" complaints regarding accounting and auditing matters or actual or potential corporate fraud or violation of applicable law, which procedures are stated on the CNC Corporate Governance Web Page.

The Compensation, Nominating & Governance Committee:

        The CN&G Committee is appointed by the Board to assist with director and officer compensation matters, recommend director nominees, and review and recommend appropriate policies and guidelines for governance matters. Each member of the CN&G Committee (which acts jointly as the CN&G Committee of the Bank) is an independent director as defined by the requirements of the NYSE and our Independence Standards.

         Compensation Matters:     The CN&G Committee's responsibilities with respect to compensation matters, as discussed in detail in its charter, include reviewing and approving:

  •
  annually, management's recommendations and criteria for the overall annual compensation to be paid to or accrued for all officers in the aggregate;

  •
  annually, management's recommendations for compensation of members of the Strategy and Planning Committee (S&P Committee) other than the CEO, and all other officers earning an annual base salary of $250,000 or more. (The S&P Committee includes the Chairman of the Board, the CEO, the Chief Financial Officer and the President of the Bank);

  •
  the terms of employment of the CEO and other members of the S&P Committee and all other officers earning an annual base salary of $250,000 or more, including terms of employment contracts, termination agreements, change in control agreements, and recommendations of management to promote any person to an officer position of Executive Vice President or higher;

  •
  corporate goals and objectives relevant to CEO compensation, evaluating the CEO's performance in light of those goals and objectives, and recommending to the Board the CEO's compensation in light of those goals and objectives;

  •
  recommendations to the Board for approval, subject as necessary or appropriate to stockholder approval, regarding stock option plans and other equity-based compensation plans that permit payment in or based on the Corporation's stock in connection with the CN&G Committee's administration of such plans; and reviewing and approving other compensation plans (and material amendments) in which the directors, the CEO, other members of the S&P Committee or any other officers earning an annual base salary of $250,000 or more participate; and other broadly-based compensation plans (and material amendments) which are available to employees, officers or directors;

  •
  changes to the compensation and benefits provided to the Board, including as members of Board committees and recommending such changes to the Board for approval;

  •
  the Compensation Discussion and Analysis (CD&A) section of the proxy statement; and

  •
  reports to the Board regarding compensation matters.

        The CN&G Committee also has authority under its charter and is responsible for certifying as to the Corporation's compliance with the requirement of the Troubled Asset Relief Program's Capital Purchase Program to review the senior executive officer incentive compensation arrangements. See below under Implications of Participation in the Capital Purchase Program on our Executive Compensation Program.

        The CN&G Committee has the independent authority to retain and terminate compensation consultants to assist in the evaluation of director, CEO or senior executive compensation. The CN&G Committee has retained the services of George Paulin, Chairman and CEO of Frederic W. Cook, as its independent consultant to provide his advice and recommendations on the CEO's compensation package. The CN&G Committee may also seek advice and assistance from internal or external legal, accounting or other advisors. The CN&G Committee may form and delegate authority to subcommittees when appropriate.

        Nomination and Corporate Governance Matters:     In carrying out its responsibility to recommend and identify nominees for election to the Board, the CN&G Committee is authorized to retain search firms, as well as obtain advice and assistance from internal or external legal, accounting or other advisors. Nominations for the election of directors may be made by a stockholder of record entitled to vote for the election of directors by complying with the procedures set forth in the Corporation's bylaws for nominations of persons for election to the board of directors. The Corporation did not receive any stockholder nominations for the 2009 annual meeting. The CN&G Committee identifies, screens and recommends to the Board candidates for membership on the Board, including nominees proposed by stockholders, if any, on the basis of candidate guidelines established by the CN&G Committee and approved by the Board as well as those qualifications for directors set forth in the Guidelines. Director candidates are expected to make a significant contribution to Board deliberations in fulfilling their responsibility to provide guidance and oversight of management, including reviewing the Corporation's business strategies and financial performance, providing advice and insight into general and local economic and business conditions that may affect the Company's business, reviewing key risks in the Company's business, reviewing and approving major transactions, ensuring processes are in place for promoting integrity in the conduct of management and other colleagues, and ensuring processes are in place for mandating integrity and transparency in financial reporting. The CN&G Committee considers the following individual qualities with that level of involvement in mind: (i) range of skills, perspective, background (including education and experience, such as experience in managing a company similiar to the Company); (ii) the ability to serve as a significant and active resource for referrals and business development for the Company; (iii) high ethical standards and strong sense of professionalism; (iv) dedication to serving the interests of all the stockholders; and (v) the ability to be available to fulfill his or her duties as a member of the Board.

        The CN&G Committee facilitates the annual assessment of the Board's performance and each of its standing committees. The CN&G Committee also reviews the adequacy of the Guidelines and the Codes and recommends and proposes changes to the Board for approval.

        Compensation Committee Interlocks and Insider Participation:     None of the members of the CN&G Committee in 2008 has ever been an officer or employee of the Corporation or any of its subsidiaries. During 2008, no executive officer or employee-director of the Corporation served as a director of an entity where a member of the CN&G Committee or any other independent Director of the Corporation is an executive officer. Certain members of the CN&G Committee were clients of the Bank in the ordinary course of business during 2008. Similar transactions are expected to occur in the future. In the opinion of management, all such transactions were effected on substantially the same terms as those prevailing at the time for comparable transactions with other unrelated persons, including, as to any loans, the terms of interest rates, fees and collateral, and any loans did not involve more than normal risk of collection or present other unfavorable features.

The Audit & Risk Committee:

        Each member of the Audit & Risk Committee is an independent director as defined by the requirements of the NYSE and our Independence Standards, and is "financially literate" as determined by the Board of Directors in its business judgment. Under the Guidelines, Committee members are not expected to serve simultaneously on the audit committees of more than two other public companies, unless the Board determines that such service is (i) not otherwise prohibited and (ii) will not impair the effectiveness and ability to serve effectively on the Audit & Risk Committee. The Audit & Risk Committee also functions as the Audit & Risk Committee of the Bank and the Trust Audit Committee with audit oversight responsibility for audit, risk and compliance related wealth management and fiduciary activities of the Company.

        The following "Report by the Audit & Risk Committee" shall not be deemed "soliciting material" or incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the 1934 Act, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Report By The Audit & Risk Committee

        The charter of the Audit & Risk Committee ("we" or "the Committee") states that the Committee's purpose is to assist the Board in fulfilling its oversight responsibilities regarding:

  •
  Monitoring and oversight of the integrity of the Corporation's financial statements and financial accounting practices;

  •
  Monitoring and oversight of the effectiveness of the Corporation's internal control over financial reporting;

  •
  Monitoring and oversight of the Corporation's compliance with legal and regulatory requirements;

  •
  Monitoring and oversight of the qualifications and independence of the Corporation's internal auditors and independent registered public accounting firm;

  •
  Monitoring and oversight of the performance of the Corporation's internal audit function and independent registered public accounting firm; and

  •
  Monitoring and oversight of all risk management activities, including audit, credit risk review and Enterprise Risk Management functions, as well as all risk management functions, and Enterprise Risk Management activities of the Corporation and Bank performed by management, all management committees, as well as other Board Committees.

        In carrying out these responsibilities, the Committee, among other things:

  •
  discusses with management, the internal auditors and the independent registered public accounting firm the adequacy and effectiveness of the Corporation's and subsidiaries' internal controls regarding financial, accounting, regulatory and legal compliance;

  •
  reviews and discusses with management and the Corporation's independent registered public accounting firm financial results prior to the release of earnings and quarterly and annual financial statements, including Management's Discussion and Analysis of Financial Condition and Results of Operations and the results of the independent registered public accounting firm's quarterly review and annual audit of the financial statements, prior to the filing of the Corporation's quarterly and annual reports on Forms 10-Q and 10-K;

  •
  reviews disclosures made by the Corporation's Chief Executive Officer and Chief Financial Officer related to their certification process for the annual and quarterly reports concerning any significant deficiencies in the design or operation of internal controls or any material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation's internal controls;

  •
  reviews reports from management, including, as appropriate, the senior officers of Risk Management, Internal Audit, Compliance and Credit Risk Review, to monitor and oversee the Corporation and its subsidiaries' conformity with internal controls, applicable legal and regulatory requirements, and reviews material reports received from regulators or governmental agencies;

  •
  discusses with management the Corporation's risk assessment and risk management policies; and

  •
  reviews management's report on its assessment of the effectiveness of internal control over financial reporting as of the end of each fiscal year, and the independent registered public accounting firm's report on the effectiveness of internal control over financial reporting.

        During 2008, the Audit & Risk Committee conducted meetings in a manner designed to facilitate effective and complete communication among the committee members, management, internal auditors, risk management and compliance officers and the Corporation's independent registered public accounting firm, KPMG. Among the matters discussed with the Corporation's internal audit, risk management and compliance officers, as well as KPMG, was the overall scope and plans for their respective audits and controls assessments. During 2008, the Committee met in executive session with the internal auditors, the senior risk management officer and KPMG, to discuss the result of their examinations, observations and recommendations regarding financial reporting practices and the effectiveness of the Corporation's internal controls.

        In performing its function, during the year ended December 31, 2008, the Committee has:

  •
  reviewed and discussed the audited financial statements of the Corporation as of and for the year ended December 31, 2008 with the Corporation's management;

  •
  discussed with the Corporation's independent registered public accounting firm all matters required to be discussed by SAS 114 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented;

  •
  received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant's independence; and

  •
  in accordance with the Audit & Risk Committee's policy on Pre-Approval of Audit and Non-Audit Related Services, reviewed and approved all fees paid to KPMG for all audit and non-audit related services.

        The Committee has also reviewed and overseen the Corporation's and KPMG's review and assessment process related to Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board's Auditing Standard No. 5 regarding the audit of internal control over financial reporting. Based on the foregoing review and discussions, the Audit & Risk Committee recommended to the Board of Directors that the Corporation's audited financial statements be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

THE AUDIT & RISK COMMITTEE PETER M. THOMAS, CHAIRMAN RICHARD L. BLOCH MICHAEL L. MEYER KENNETH ZIFFREN

Additional Governance Matters:

        Transactions with Related Persons:     Certain directors, officers and stockholders of the Corporation, and their associates, were depositors, borrowers or clients of the Bank in the ordinary course of business during 2008. Similar transactions are expected to occur in the future. In the opinion of management, all such transactions were effected on substantially the same terms as those prevailing at the time for comparable transactions with other unrelated persons, including, as to any loans, the terms of interest rates, fees and collateral, and any loans did not involve more than normal risk of collection or present other unfavorable features.

        Ronald L. Olson, a director of the Corporation, is a Partner with the law firm of Munger, Tolles & Olson LLP which provided legal services to the Corporation and its subsidiaries in 2008 and 2009. The Corporation and its subsidiaries paid fees of $133,941 to Munger, Tolles & Olson LLP during 2008. The Company believes that the transactions described above are comparable to those which would have been undertaken under similar circumstances with nonaffiliated entities or persons.

        Bram Goldsmith currently serves as the Chairman of the Board of the Corporation and as an untitled officer of the Bank pursuant to an employment agreement approved by our Board of Directors on May 15, 2003 for an initial two year term, which was extended for two additional years, and subsequently extended for three additional one year terms, with the most recent extension to May 14, 2010, as approved by the CN&G Committee and the independent members of the Board of Directors. The agreement provides for an annual base salary of $350,000 and an annual incentive bonus not to exceed $150,000, with total amount of base and bonus not to exceed $500,000. For fiscal year 2008, Bram Goldsmith earned base salary in the amount of $350,000. He was not paid a cash bonus for 2008 in light of the performance of the Company and our focus on cost containment for 2009. Bram Goldsmith is a party to the CNC Strategy and Planning Committee Change in Control Severance Plan which provides that following a defined change in control event, cash severance payments are made upon an involuntary or good reason termination.

        Review, Approval or Ratification of Transactions with Related Persons:     We have adopted written policies to implement the requirements of Regulation O of the Federal Reserve Board, which restricts the extension of credit to directors and executive officers and their family members and other related interests. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by our Board of Directors.

        With respect to other transactions involving the Corporation in which a director or executive officer or immediate family member may have a direct or indirect material interest, pursuant to its Charter, the Audit & Risk Committee has the authority to review insider and affiliated person transactions ("related person transactions") and advise the Board with respect to these related person transactions. The CN&G Committee also has the authority to consider for approval any related party transactions pursuant to its Charter. If a related party transaction involves compensation or is otherwise related to an employment relationship with the Corporation, the related party transaction will be reviewed by the CN&G Committee.

        Prior to the Company entering into any related person transactions, either the Audit & Risk Committee or the CN&G Committee, as applicable, reviews the terms of the transaction to ensure that they are fair and reasonable, on market terms, on an arms-length basis and comply with the Company's Codes. The applicable Board Committee then reports to the Board on the related person transaction, and the disinterested members of the Board vote on whether to approve the transaction.

        Section 16(a) Beneficial Ownership Reporting Compliance:     Section 16(a) of the 1934 Act requires directors and executive officers of the Corporation and persons who own more than 10% of the Corporation's common stock (10% Owners) to file reports of initial ownership of the Corporation's common stock and subsequent changes in ownership with the SEC and to provide us with copies of such reports. Based solely on a review of the copies of such reports and written representations that no other reports were required to be filed during 2008, the Corporation's directors, officers and 10% Owners complied with all Section 16(a) filing requirements in a timely manner in 2008 other than one late filing of a Form 4 for Russell Goldsmith reporting the exercise of 2,000 options, which transactions were reflected in Forms 4 subsequently filed by Mr. Goldsmith. The Form 4 was not timely filed due to an administrative error.

        Proxy Statement Proposals:     To be considered for inclusion in the Corporation's proxy statement for the 2010 Annual Meeting of Stockholders, a stockholder proposal must be received in writing by the Corporation's Secretary at its principal executive offices on or before November 26, 2009 and must satisfy the other requirements of Rule 14a-8 under the 1934 Act.

        Other Proposals and Nominations:     The Corporation's bylaws establish advance notice procedures as to (i) business to be brought before an annual meeting of stockholders other than by or at the direction of the Corporation's board of directors, and (ii) the nomination, other than by or at the direction of the Corporation's board of directors, of candidates for election as directors. Under the Corporation's bylaws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a stockholder entitled to vote who has delivered a notice to the Secretary of the Corporation no later than the close of business on January 21, 2010 and not earlier than December 22, 2009. The notice must contain the information required by the bylaws. Copies of our bylaws may be obtained by written request addressed to the Secretary at the Corporation's principal executive offices.

        These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC. A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice bylaw provisions, subject to applicable rules of the SEC.

 DIRECTOR COMPENSATION

        For director compensation, we use a combination of cash fees and compensation tied to our common stock to attract and retain qualified candidates to serve on our Board. In setting director compensation, we consider the amount of time that directors expend in fulfilling their duties as well as the skill required for members of our Board.

        Director Meeting Fees and Retainers:     We pay the following cash fees to non-employee directors for attendance at Board and Committee meetings and for serving as Committee Chairs:

Type of Fees	Amount
Board of Director Meetings	$2,000
Committee Meetings	$1,500
Annual Retainer for Chair of Board Committees(1)
Audit & Risk Committee	$10,000
Compensation, Nominating & Governance Committee	$5,000
Community Reinvestment Act Committee	$3,000
Special Matters Committee	$3,000
Wealth Management & Fiduciary Committee	$3,000

(1)
The retainers are paid bi-annually in January and July.

        Annual Director Award:     On the date of each annual stockholders meeting, the Company makes the Annual Director Award (Annual Award) to each non-employee director in an amount equivalent to the value of 500 shares of our common stock based on the closing price reported on the NYSE two business days prior to the annual meeting. In furtherance of the stock ownership policy described below, pursuant to the terms of the Director Deferred Compensation Plan (Director DCP) and the Guidelines, each non-employee director has elected to defer the Annual Award to the Director DCP and has designated the CNC Stock Fund as the investment election for the entire Annual Award. The CNC Stock Fund is measured in number of shares of CNC Common Stock (Stock Fund Units). Stock Fund Units do not have voting rights. Distributions from the fund are made in shares following termination of service. The value of the Stock Fund Units is based on market price of the Company's common stock together with dividend equivalents on that stock.

        Stock Ownership Requirement:     Similar to our named executives, our directors are subject to a minimum stock ownership requirement to align our Board's economic interests with our stockholders' interests. Within three years after joining our Board, each director is required to own at least $100,000 worth of our common stock. Ownership may be achieved in several ways, including directly-owned stock through open market purchase, Stock Fund Units in the CNC Stock Fund in our Director DCP, and, due to the nominal $1.00 exercise price of the previously granted director stock options, 100% of the gain on any in-the-money vested but unexercised director stock options. The higher of the actual spot date price or the one year simple moving average price for the Company's stock may be used in determining compliance with these ownership requirements. As of February 2, 2009, each of our outside directors was in compliance with the stock ownership requirements. See Security Ownership of Management table below for further detail.

        Deferred Compensation Program:     The Director DCP allows non-employee directors to elect each year to defer up to 100% of the cash amount of their standard director meeting fees and annual committee chair retainers, instead of receiving these amounts as cash payments taxable in the year of receipt. Under the Director DCP, Directors may designate select investment options in which the deferred director payments are deemed to be invested. As described above, commencing in 2008, 100% of the Annual Award is deferred to the Director DCP and allocated to the CNC Stock Fund, newly added as an investment option under the Director DCP. Other than a one-time transfer of existing balances, no amounts other than the Annual Directors Award may be deferred by the directors to the CNC Stock Fund. Other than the CNC Stock Fund, the investment options are non-publicly traded mutual funds, and are only available through variable insurance products. Directors have no ownership interest in the investment options they select; and the options are used to measure gains or losses. In addition, share equivalents allocated to the CNC Stock Fund have no voting rights. Investment results are credited to the directors' accounts daily, net of all investment option related expenses. There is no guaranteed investment return on any deferred payment amounts. Amounts in a director's deferral account represent unsecured claims against our assets. Other than the CNC Stock Fund, directors may change investment allocation elections as often as daily. Directors may not subsequently change their investment elections (or diversify out of the CNC Stock Fund) for amounts invested in the CNC Stock Fund. All deferred amounts together with any credited investment returns are paid out to participating directors in accordance with their advance written election either in a lump sum or in installments commencing upon termination of service, except that years 2007 and earlier may be paid during the director's services on the Board if so elected in advance. Directors are not permitted to receive distributions of amounts allocated to the CNC Stock Fund during the director's service. Distributions from the CNC Stock Fund will be in shares of the Company's common stock following the director's termination of service. This unfunded, non-qualified plan structure is required in order to preserve the beneficial tax deferral treatment for participating directors. The Director DCP was amended effective January 1, 2009 to bring the DCP into compliance with Section 409A of the Internal Revenue Code.

        The table below summarizes the compensation we paid to non-employee directors for the fiscal year ended December 31, 2008.

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Richard L. Bloch	52,000	—	—	—	—	22,365	74,365
Kenneth L. Coleman	39,000	—	—	—	—	22,365	61,365
Linda Griego	24,000	—	—	—	—	22,365	46,365
Ashok Israni	30,000	—	—	—	—	22,365	52,365
Michael L. Meyer	43,000	—	—	—	—	22,365	65,365
Ronald L. Olson	16,500	—	—	—	—	22,365	38,865
Bruce Rosenblum	34,000	—	—	—	—	22,365	56,365
Peter M. Thomas	50,000	—	—	—	—	22,365	72,365
Kenneth Ziffren	42,500	—	—	—	—	22,658	65,158

(1)
See Summary Compensation Table for compensation of Russell Goldsmith and Christopher J. Warmuth. See discussion under Transactions with Related Persons for compensation of Bram Goldsmith. Directors who are employees of the Company receive no compensation for services as Directors.

(2)
Amounts reported as "All Other Compensation" includes $22,365 which was the dollar amount of the Annual Award in 2008. The full amount of the Annual Award for each non-employee director was deferred to the Director DCP and allocated to the CNC Stock Fund under the Director DCP. Each director was allocated 503 Stock Fund Units.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Owners of Common Stock:

        The following table sets forth information as of February 2, 2009 regarding the beneficial owners of more than 5% of the outstanding shares of our common stock. To our knowledge, based on the absence of any other filings which beneficial owners of more than 5% of the outstanding shares of our common stock are required to make with the SEC, there are no other beneficial owners of more than 5% of the outstanding shares of our common stock. Except as otherwise noted in the footnotes below, each of these persons or entities had sole voting and investment power with respect to our common stock beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Class(2)
Bram Goldsmith:
400 North Roxbury Drive Beverly Hills, CA 90210			7.86%
Bram and Elaine Goldsmith, Trustees of the Bram and Elaine Goldsmith Family Trust	2,937,504
Elaine and Bram Goldsmith, Trustees of the Elaine Goldsmith Revocable Trust	567,989
Bram Goldsmith	50,991	(3)
Goldsmith Family Foundation	244,780	(4)
Bram Goldsmith, Trustee of Oak Trust A	13,731	(5)

Total	3,814,995	(15)
Russell Goldsmith:
400 North Roxbury Drive Beverly Hills, CA 90210			10.25%
Goldsmith Family Partnership	2,860,000	(6)
The Russell Goldsmith Trust	417,240	(7)
ELM 2006 Charitable Annuity Lead Trust	30,000	(8)
Russell Goldsmith, Trustee of certain family trusts	7,046	(9)
California Quintet LLC	1,222	(10)
Maple-Pine Limited Partnership	304,930	(11)
Goldsmith Family Foundation	244,780	(4)
Russell Goldsmith	1,042,317	(12)
Russell Goldsmith, Trustee of the West LA Investment Trust No. 1-R	8
B.N. Maltz Foundation	58,495	(13)
MKB Co. Ltd.	7,500	(14)

Total	4,973,538	(15)
Ariel Investments, LLC:
200 E. Randolph Drive, Suite 2900 Chicago, Illinois 60601	3,430,671	(16)	7.1%
Marsico Capital Management, LLC:
1200 17th Street, Suite 1600 Denver, Colorado, 80202	3,354,213	(17)	6.9%
UBS AG:
Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland	3,041,800	(18)	6.3%

(1)
Includes shares subject to employee stock options which are presently exercisable or which will become exercisable within 60 days after February 2, 2009. Does not include restricted stock units issued pursuant to the City National Corporation 2008 Omnibus Plan (2008 Omnibus Plan) or under the Company's previous stock plans (together, Company Omnibus Plans). Restricted stock units do not have voting rights and do not convert to shares until termination of employment. Does not include stock fund units issued pursuant to the Company's executive deferred compensation plan, which stock fund units do not have voting rights and do not convert to shares until termination of employment. See below under Security Ownership of Management for further information on vested restricted stock units and stock fund units held at February 2, 2009.

(2)
Based on 48,529,683 shares of common stock outstanding at February 2, 2009.

(3)
Shares allocated to Bram Goldsmith's account under the Profit Sharing Plan.

(4)
The Goldsmith Family Foundation is a tax-exempt charitable foundation of which Bram Goldsmith and Russell Goldsmith are directors and officers. Bram Goldsmith and Russell Goldsmith each disclaim beneficial ownership of these shares.

(5)
Shares held in a trust for the benefit of a family member for which Bram Goldsmith is the sole trustee.

(6)
The Goldsmith Family Partnership is a limited partnership whose general partners include the Russell Goldsmith Trust, of which Russell Goldsmith is the sole trustee and the West L.A. Investment Trust No. 1-R, of which Russell Goldsmith is the sole trustee. Russell Goldsmith disclaims beneficial ownership of the shares held by the Goldsmith Family Partnership except to the extent of Russell Goldsmith's respective pecuniary interest in the partnership.

(7)
Excludes the 2,860,000 shares identified as being held by the Goldsmith Family Partnership which the Russell Goldsmith Trust may be deemed to beneficially own as a general partner of the Goldsmith Family Partnership.

(8)
ELM 2006 Charitable Annuity Lead Trust is a charitable trust for which Russell Goldsmith is the sole trustee.

(9)
Shares held in trusts for the benefit of family members for which Russell Goldsmith is the sole trustee.

(10)
California Quintet LLC is a limited liability company whose managing members are Russell Goldsmith and his spouse.

(11)
Maple Pine Limited Partnership is a limited partnership of which Russell Goldsmith is the General Partner.

(12)
Includes 190,100 shares solely owned by Russell Goldsmith, 2,700 shares allocated to Russell Goldsmith's account under the Profit Sharing Plan and 849,517 stock options exercisable within 60 days after February 2, 2009.

(13)
The B. N. Maltz Foundation is a tax-exempt charitable foundation of which Russell Goldsmith is a director. Russell Goldsmith disclaims beneficial ownership of these shares.

(14)
MKB Co. Ltd. is a limited liability company whose managing members include Russell Goldsmith's spouse. The number of shares of City National Corporation held by MKB Co. Ltd. exceeds her pecuniary interest therein. Russell Goldsmith disclaims beneficial ownership of these shares.

(15)
After appropriate elimination of duplicate ownership attributable to both Russell Goldsmith and Bram Goldsmith under the Goldsmith Family Foundation (see footnote 4), Bram Goldsmith and Russell Goldsmith and their related interests beneficially own 8,543,753 shares which constitutes 17.61% of the outstanding shares.

(16)
Based solely upon information contained in a Form 13G/A filing with the SEC on January 9, 2009. Of the 3,430,671 shares beneficially owned by Ariel Investments, LLC, it has sole voting power as to 2,923,565 shares and shared dispositive power as to 3,428,256 shares. The "Percent of Class" calculation in the table was made using the 3,430,671 shares reported as beneficially owned in the Form 13G/A filing, and the 48,529,683 shares of our common stock outstanding as of February 2, 2009.

(17)
Based solely upon information contained in a Form 13G filing with the SEC on February 12, 2009. Of the 3,354,213 shares beneficially owned by Marsico Capital Management, LLC, it has sole voting power as to 3,337,728 shares and sole dispositive power as to 3,354,213 shares. The "Percent of Class" calculation in the table was made using the 3,354,213 shares reported as beneficially owned in the Form 13G filing and the 48,529,683 shares of our common stock outstanding as of February 2, 2009.

(18)
Based solely upon information contained in a Form 13G/A filing with the SEC on February 9, 2009. Of the 3,041,800 shares beneficially owned by UBS AG, it has sole voting power as to 2,668,905 shares and shared dispositive power as to 3,041,800 shares. The "Percent of Class" calculation in the table was made using the 3,041,800 shares reported as beneficially owned in the Form 13G filing, and the 48,529,683 shares of our common stock outstanding as of February 2, 2009.

SECURITY OWNERSHIP OF MANAGEMENT

City National Corporation:

        The following table sets forth the number of shares of the Corporation's common stock beneficially owned as of February 2, 2009 by each of the current directors, the nominees recommended by the Board of Directors for election as directors, each of the individuals included in the Summary Compensation Table below, and all current directors, nominees and executive officers as a group. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the Common Stock beneficially owned by him or her.

	(a)		(b)		(c)			(d)	(e)
Name or Number of Persons in Group	Number of Shares of Common Stock Beneficially Owned(1)		Right to Acquire(2)		Total		Percent of Class*	Restricted Stock Units Vested(3)	Stock Fund Units (EDCP / DDCP)(4)
Richard L. Bloch	136,455	(5)	—		136,455		*		503
Michael B. Cahill	16,269	(6)	67,773		84,042		*		—
Christopher J. Carey	7,332	(7)	63,913		71,245		*	11,278	5,413
Kenneth L. Coleman	871	(8)	1,000		1,871		*		503
Brian Fitzmaurice	9,898	(9)	12,553		22,451		*		923
Bram Goldsmith	3,814,995	(10)	—		3,814,995		7.86%		4,548
Russell Goldsmith	4,124,021	(11)	849,517		4,973,538		10.25%	46,061	—
Linda Griego	1,035	(12)	—		1,035		*		503
Ashok Israni	350		—		350		*		503
Michael L. Meyer	9,300		—		9,300		*		503
Ronald L. Olson	30,000	(13)	2,000		32,000		*		503
Bruce Rosenblum	1,200	(14)	—		1,200		*		503
Peter M. Thomas	5,750		1,000		6,750		*		1,854
Christopher J. Warmuth	16,870	(15)	89,510		106,380		*	3,298	—
Kenneth Ziffren	14,548		—		14,548		*		503
All Directors, Nominees and Executive Officers as a group (16 persons)	7,945,021	(1,5-17)	1,089,020	(2,16)	9,034,041	(1-17)	18.62%

*
Percentage information is omitted for those individuals whose beneficially owned shares represent less than 1% of the outstanding shares of the Corporation's common stock. Percentage information is based on 48,529,683 shares of common stock outstanding at February 2, 2009.

(1)
Includes restricted stock issued pursuant to the Company Omnibus Plans which has voting rights but not dispositive power. Excludes shares subject to stock options listed in column (c), restricted stock units issued pursuant to the Company Omnibus Plans listed in column (d), and stock fund units issued pursuant to the Company's deferred compensation plans listed in column (e).

(2)
Represents shares subject to options which are presently exercisable or which will become exercisable within 60 days after February 2, 2009.

(3)
Represents vested restricted stock units issued pursuant to the Company Omnibus Plans, including restricted stock units that will vest within 60 days of February 2, 2009. These units do not have voting rights and do not convert to shares until six months after termination of employment. Value is based on market price of the Company's common stock together with dividend equivalents on that stock.

(4)
With respect to executive officers, represents units held in the Company Stock Fund under the Executive Deferred Compensation Plan. With respect to outside directors, represents units held in the Company Stock Fund under the Director Deferred Compensation Plan. Units held in the Company Stock Fund do not have voting rights. Distributions from the Company Stock Fund are in shares of the Company's common stock following termination of employment, in the case of an officer, or termination of service, in the case of a director.

(5)
Richard Bloch has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.

(6)
Includes 1,447 shares allocated to Michael Cahill's account under our Profit Sharing Plan. Includes 7,301 shares of restricted stock.

(7)
Includes 3,332 shares allocated to Christopher J. Carey's account under our Profit Sharing Plan.

(8)
Kenneth Coleman has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.

(9)
Includes 1,613 shares allocated to Brian Fitzmaurice's account under our Profit Sharing Plan. Includes 7,661 shares of restricted stock.

(10)
Includes 13,731 shares owned by Oak Trust A, the beneficiary of which is a family member and of which Bram Goldsmith is the sole trustee, 50,991 shares allocated to Bram Goldsmith's account under our Profit Sharing Plan, and shared voting and investment power as follows: (i) 2,937,504 shares owned by the Bram and Elaine Goldsmith Family Trust, of which Bram Goldsmith is a co-trustee; (ii) 567,989 shares owned by the Elaine Goldsmith Revocable Trust, of which Bram Goldsmith is a co-trustee; and (iii) 244,780 shares owned by the Goldsmith Family Foundation, a charitable foundation of which Bram Goldsmith is a director and officer. Shares owned by the Goldsmith Family Foundation are also shown as being beneficially owned by Russell Goldsmith. Bram Goldsmith disclaims beneficial ownership of the shares owned by the Goldsmith Family Foundation.

(11)
Includes 2,860,000 shares owned by the Goldsmith Family Partnership (of which the Russell Goldsmith Trust and West LA Investment Trust No. 1-R are general partners); shares owned by the following trusts of which Russell Goldsmith is the sole trustee: 417,240 shares owned by the Russell Goldsmith Trust, 8 shares owned by West LA Investment Trust No. 1-R, 7,046 shares owned by various family trusts; 30,000 shares owned by ELM 2006 Charitable Annuity Lead Trust; 1,222 shares owned by California Quintet LLC, a limited liability company whose managing members are Russell Goldsmith and his spouse; 304,930 shares owned by Maple Pine Limited Partnership, a limited partnership of which Russell Goldsmith is the General Partner; 190,100 shares solely owned by Russell Goldsmith; and 2,700 shares allocated to Russell Goldsmith's account under our Profit Sharing Plan; and shared voting and investment power as follows: 244,780 shares owned by the Goldsmith Family Foundation, a charitable foundation of which Russell Goldsmith is a director and officer, 58,495 shares owned by the B.N. Maltz Foundation, a charitable foundation of which Russell Goldsmith is a director, and 7,500 shares owned by MKB Co. Ltd, a limited liability company of which Russell Goldsmith's spouse is one of the managing members; the number of shares of City National Corporation held by MKB Co. Ltd. exceeds her pecuniary interest therein. Shares owned by the Goldsmith Family Foundation are also shown as being beneficially owned by Bram Goldsmith. Russell Goldsmith disclaims beneficial ownership of the shares owned by the Goldsmith Family Partnership except to the extent of his pecuniary interest therein, the Goldsmith Family Foundation, the B.N. Maltz Foundation and MKB Co. Ltd.

(12)
Includes 500 shares held in an individual retirement account for the benefit of Linda Griego's spouse and 500 shares held as joint tenant with her spouse.

(13)
Ronald Olson has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.

(14)
Bruce Rosenblum has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.

(15)
Christopher J. Warmuth has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee. Includes 6,885 shares allocated to Christopher J. Warmuth's account under our Profit Sharing Plan. Includes 1,356 shares of restricted stock.

(16)
In addition to the ownership disclosed for the persons identified in the Security Ownership of Management table, the beneficial ownership of one additional "Executive Officer" is included in the totals for Columns (a), (b) and (c) of the table. "Executive Officers" mean those individuals designated as such for purposes of Section 16 of the 1934 Act. The number of shares beneficially owned by all of our directors and executive officers as a group is as follows: 7,945,021 (which amount includes 17,113 shares of restricted stock and 66,968 shares allocated to executive officers' accounts under our Profit Sharing Plan) plus; 1,089,020 shares subject to options (see footnote 2) for a total of 9,034,041 shares, representing 18.62% of the outstanding shares of our common stock as of February 2, 2009. None of these shares are pledged as security.

(17)
The sum total for this column reflects appropriate elimination of duplicates attributable to both Russell and Bram Goldsmith under the Goldsmith Family Foundation (see footnotes 10 and 11).

 Stock Ownership of Subsidiaries of City National Corporation:

        Other than CN Real Estate Investment Corporation (CN REIT) and CN Real Estate Investment Corporation II (CN REIT II), each indirect, wholly-owned subsidiaries of the Corporation, the directors, nominees and executive officers do not beneficially own any interest in any other subsidiaries of City National Corporation. The information below sets forth the number of 8.5% Series A Non-Cumulative Preferred Shares and 8.5% Series B Non-Cumulative Preferred Shares of CN REIT and the number of 8.5% Series A Non-Cumulative Preferred Shares of CN REIT II beneficially owned as of February 2, 2009 by each of the current directors, the nominees recommended by the Board of Directors for election as directors, each of the individuals included in the "Summary Compensation Table" below and all current directors, nominees and executive officers as a group. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the Series A and Series B Shares owned.

CN Real Estate Investment Corporation:

Name or Number of Persons in Group	Series A Shares Beneficially Owned		Series A Percent Of Class*	Series B Shares Beneficially Owned		Series B Percent Of Class*
Bram Goldsmith	1,100	(1)	3.24%	800	(2)	11.72%
Russell Goldsmith	800	(3)	2.36%	250	(4)	3.66%
Michael B. Cahill	100		*	—		—
All Directors, Nominees and Executive Officers as a group (3 persons—Series A; 2 persons—Series B)	1,500	(1,3,5)	4.42%	1,050	(2,4)	15.38%

*
Percentage information is omitted for those individuals whose beneficially owned shares represent less than 1% of the outstanding shares of the subsidiary's preferred stock.

(1)
Includes 500 Series A shares owned by the Goldsmith Family Foundation, a charitable foundation of which Bram Goldsmith is a director and officer and 600 Series A shares owned by trusts of which members of the family of Bram Goldsmith are the beneficiaries and Bram Goldsmith is the sole trustee. Shares owned by the Goldsmith Family Foundation are also shown as being beneficially owned by Russell Goldsmith. Bram Goldsmith disclaims beneficial ownership of the shares owned by the Goldsmith Family Foundation.

(2)
Includes 500 Series B shares owned by the Bram and Elaine Goldsmith Trust and 300 Series B shares owned by the Elaine Goldsmith Revocable Trust, of which trust Bram Goldsmith is a co-trustee.

(3)
Includes 500 Series A shares owned by the Goldsmith Family Foundation, a charitable foundation of which Russell Goldsmith is a director and officer. Shares owned by the Goldsmith Family Foundation are also shown as being beneficially owned by Bram Goldsmith. Russell Goldsmith disclaims beneficial ownership of the shares owned by the Goldsmith Family Foundation. Also includes 300 Series A shares owned by trusts of which members of the family of Russell Goldsmith are the beneficiaries and Russell Goldsmith is the sole trustee.

(4)
Includes 150 Series B shares owned by trusts of which members of the family of Russell Goldsmith are the beneficiaries and Russell Goldsmith is the sole trustee.

(5)
The sum total for this column reflects appropriate elimination of duplicates attributable to both Russell and Bram Goldsmith under the Goldsmith Family Foundation (See footnotes 1 and 3).

CN Real Estate Investment Corporation II:

Name or Number of Persons in Group	Series A Shares Beneficially Owned		Series A Percent Of Class*
Bram Goldsmith	200	(1)	*
Russell Goldsmith	300	(2)	*
Christopher J. Warmuth	150		*
Michael B. Cahill	200		*
All Directors, Nominees and Executive Officers as a group (4 persons)	850	(1,2)	0.56%

*
Percentage information is omitted for those individuals whose beneficially owned shares represent less than 1% of the outstanding shares of the Subsidiary's preferred stock.

(1)
Includes 100 shares owned by Bram Goldsmith's spouse. Bram Goldsmith disclaims beneficial ownership of the shares held by his spouse.

(2)
These shares are owned by trusts of which members of the family of Russell Goldsmith are the beneficiaries and Russell Goldsmith is the sole trustee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis:

        This section addresses our compensation program, philosophy and objectives, our process for making compensation decisions, including the role of management, the Board and the Compensation Committee in the design of our compensation program, and our 2008 executive compensation components. We address the factors most relevant to an understanding of what our compensation program is designed to reward, including each of the essential elements of compensation, why we choose to pay each element of 2008 compensation, how we determine the amount of each compensation element, and how each compensation element fits into our overall compensation objectives and affects decisions regarding other compensation elements.

        The Summary Compensation Table and the related tables that follow this section present the compensation paid for 2008 to Russell Goldsmith, Chief Executive Officer (CEO) and President, City National Corporation; Chairman of the Board and CEO, City National Bank; Christopher Carey, Executive Vice President and Chief Financial Officer (CFO); and the next three highest paid executive officers named in these tables: Christopher Warmuth, Executive Vice President and President (President), City National Bank; Michael Cahill, Executive Vice President, General Counsel, Secretary; and Brian Fitzmaurice, Executive Vice President, Chief Credit Officer. When we refer to the "named executives" in this proxy statement, we mean these five individuals. The use of "we," "our" and similar words in this analysis is intended to include both City National Corporation and City National Bank unless otherwise noted. We refer to our employees as "colleagues," and we use the same terminology in this analysis.

        Achieving sustainable profits and growth with superior stockholder returns over the long term has been our objective as we develop our corporate strategies. We believe that consistent, long-term, high quality earnings will lead to consistent growth in stockholder value. Our executive compensation philosophy and programs play an important role in achieving our objective of sustainable long-term growth in stockholder value. We design our compensation programs to reward our named executives both for recent performance and to motivate them to achieve strong future performance for the Company and long-term value for our stockholders. With regard to 2008 and looking ahead to 2009, the S&P Committee and the Compensation Committee structured the compensation awarded to the named executives to reflect the extraordinary economic conditions in 2008, the Company's performance in 2008, and the expected continuing challenging economic environment in 2009. Although the economy and the financial markets experienced unprecedented challenges in 2008 and interest rates dropped to record lows, the Company completed its 16th consecutive year of profitability in 2008 with both assets and loans at record high levels. Nonetheless, performance did not meet the expectations of management and the Board. Based on 2008 results and the pay for performance philosophy of our organization, incentive awards have been substantially reduced for 2008 throughout the Company. Moreover, the members of our S&P Committee (which is made up of our CEO, the Chief Financial Officer, the President of the Bank and the Chairman of the Board of the Corporation) have received no cash incentive payouts, as further explained below.

        The Company has begun 2009 with an emphasis on aggressive expense management among other cost reduction measures. As a result, no one at the Company will receive a merit increase in base salary in 2009. The focus of our executive compensation programs continues to be on the commitment to creating long-term stockholder value and investing for the future in the capabilities, services, products and colleagues of the Company with appropriate attention to risk management policies to keep the Company well-positioned to remain financially strong and profitable in 2009 and to maintain our premiere performance over the long term.

  Objectives of our Executive Compensation Program

        Our compensation program reflects the following objectives which apply to our named executives in the same manner as all our colleagues:

  •
  "Pay for Performance:" Our compensation program is designed to support our business and financial strategies by emphasizing performance-based pay that determines payouts based on our colleagues' level of achievement. Each year our compensation program is calibrated to support the achievement of financial and other business goals of the Company and encourage appropriate decision-making and effective risk management by our colleagues. We reward colleagues for their contribution to the achievement of these financial and strategic goals by applying our performance-based guidelines which strive to assess individual, business unit and company-wide collective performance against our goals in a fair, objective and consistent manner.

  •
  "Act like Stockholders:" Our compensation program is designed to align our colleagues' interests with the interests of our stockholders. We include equity awards in our compensation package to encourage our colleagues to think and act like our stockholders.

  •
  "Invest in Colleagues:" A key corporate priority is to attract, retain, motivate and develop our colleagues. Our compensation program is designed to provide a competitive total compensation opportunity through base salary, annual incentives and equity incentives. We recognize that investing in our colleagues is essential to delivering the financial solutions and quality services that are critical to attain our goals and increase stockholder value.

  How Executive Compensation is Determined

Role of our Compensation Committee:

        Our Compensation Committee is responsible for reviewing and approving our director and officer compensation plans, policies and programs. This responsibility includes compensation awarded to our CEO and our other named executives. Each of the material actions of the Compensation Committee is reported to the full Board of Directors at its regular meetings. Generally, the types of compensation and benefits provided to our named executives for fiscal 2008 were similar to those provided to our other executive officers. See Corporate Governance above regarding the responsibilities of the Compensation Committee under its Charter. See below regarding the Implications of Participation in the Capital Purchase Program on our Executive Compensation Program concerning the role of the Compensation Committee with regard to the executive compensation requirements of the Troubled Asset Relief Program's (TARP) Capital Purchase Program and the American Recovery and Reinvestment Act (ARRA).

Use of Market Comparison Data:

        We regularly reassess our compensation and benefit programs and practices for suitability with our overall objectives, principles, corporate growth strategies and for continued competitiveness within the employment marketplace. We allocate compensation among salary, cash incentives and equity incentives in part by evaluating our performance measured against our plan goals and also by assessing our competitive position in the market. On a case-by-case basis and from time to time, we assess the compensation level for positions by analyzing market data that is reflective of our talent market. We obtain this data both from published surveys and, as needed, our own informal surveys. To the extent we compare our compensation with the compensation levels at other companies, we generally try to position our compensation between the 50th and 75th percentile of surveyed companies. However, an individual named executive's pay may differ from this overall competitive positioning strategy due to an individual's performance, experience level, scope of responsibility, unique skills and talents, and the competitive market for the officer's position. Each named executive's current and prior compensation is considered in setting future compensation. The total compensation paid for the named executive positions reflects our stated objective to Invest in Colleagues.

        In order to determine the amount of the performance stock option grant made to our CEO in 2008, we used the component companies included in the KBW Regional Bank Index during the relevant measurement period.

Role of Internal Comparison:

        We seek to establish compensation levels that are both consistent with the external competitive market and also reflective of the internal value of each position based on our strategies and business goals. As part of our decision making process for executive compensation, we internally compare colleagues' roles and their respective performance. We look at the relative level of complexity and significant differences of each job position, the position of the job in the Company's hierarchy, the internal reporting relationship of the job position and the added value of the job to the Company and then calibrate the total compensation appropriately.

Role of Individual and Company Performance:

        Individual objectives are set each year for the named executives. These include financial objectives that are tied to our business plan and overall strategy. Internal goals are set at levels designed to challenge and motivate our colleagues, their teams and the entire organization. Goals for our named executives are based on a Company performance component and performance in the executive's area of responsibility. With regard to our named executives who are members of our S&P Committee and have responsibility for the performance of the entire organization, incentive cash awards are based primarily on consolidated Company performance. Awards for all of our named executives are modified for individual performance as further explained below. At the conclusion of each fiscal year, as further explained below, our CEO and S&P Committee, assisted by our Human Resources Department, evaluate our named executives both against the operating plan for the prior fiscal year and on their achievement of applicable key division and/or individual objectives. Actual performance results for the corporate financial and division and individual performance objectives, while separately evaluated, are aggregated for purposes of determining the incentive awards. The S&P Committee then presents its findings and compensation recommendations to the Compensation Committee for its review and consideration. When making compensation decisions, our Compensation Committee considers both the achievement of our financial corporate goals and each named executive's performance against divisional and/or individual objectives for the year.

Implications of Participation in the Capital Purchase Program on our Executive Compensation Program:

        The U.S. Department of the Treasury (U.S. Treasury) has invested $400 million in the Company's preferred stock and warrants through TARP's Capital Purchase Program (CPP). The preferred stock issued to the U.S. Treasury qualifies as Tier 1 capital. The effective pre-tax cost to the Company for participating in the CPP is approximately 9.5%, consisting of 8.6% for dividends and 0.9% for the accretion on preferred stock, and is based on the statutory tax rate. Pursuant to the TARP CPP Securities Purchase Agreement, during the period that the U.S. Treasury holds equity or debt securities of the Company, the compensation of our named executives (the SEOs), will be subject to the following:

  •
  a "clawback" of any bonus or incentive compensation paid based on financial statements or other criteria that prove to be materially inaccurate;

  •
  a limitation on the value of the payments and benefits to which the executive would otherwise be entitled upon an involuntary termination of employment of 2.99 times the executive's average annual taxable compensation for the five years prior to the involuntary termination; and

  •
  a waiver of incentive compensation pursuant to arrangements that are determined by the Compensation Committee to encourage our SEOs to take unnecessary and excessive risks that threaten the value of the Company.

        Additionally, during our participation in the CPP, the amount that we are able to deduct annually for compensation paid to each named executive under Section 162(m) of the Internal Revenue Code has been reduced from $1 million to $500,000, and without regard to previously established performance-based compensation exceptions. Also, the calculation of the compensation received by the SEOs for purposes of computing the maximum amount deductible will include compensation received as a result of the exercise of stock options and vesting of other equity-based awards, attributable to services during our CPP participation. In addition, the compensation payable with respect to such period will be non-deductible in excess of the newly established limits regardless of whether the executives otherwise cease to be "covered executives" under Section 162(m).

        As required by the CPP, our Compensation Committee and senior risk officers have met to review the SEO incentive compensation arrangements and to ensure that the arrangements do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of our Company. See Compensation Committee Report for the Compensation Committee's certification.

        On February 17, 2009, ARRA was signed into law. ARRA amends and restates Section 111 of the Emergency Economic Stabilization Act of 2008 (EESA) and directs the Secretary of the Treasury to require all entities participating in the TARP to comply with additional executive compensation standards until the institution has repaid the Treasury. The Company can now repay the U.S. Treasury under ARRA without the need to raise new capital, subject to the Treasury's consultation with the Company's appropriate regulatory agency. ARRA will provide further restrictions on the amount and type of compensation we pay to our named executives and certain other highly compensated colleagues; however, the details of those restrictions will not be known until the U.S. Treasury finalizes regulations to effectuate the law. As of March 18, 2009, new regulations providing further guidance on ARRA have not been proposed or finalized.

  Principal Components of our 2008 Executive Compensation Program

        For the fiscal year ended December 31, 2008, consistent with past years, to meet the compensation objectives described above, we structured compensation for our named executives to include the following principal components of compensation: (i) base salary, (ii) performance-based incentive compensation, (iii) long-term equity incentive compensation, (iv) retirement and other benefits, including participation in change in control agreements providing for certain severance payments; and (v) limited perquisites and other personal benefits. Our policies and practices for each of the principal compensation components are explained in the following paragraphs.

Base Salary:

        We provide our named executives with a base salary to compensate them for their services during the year. No specific weighting is targeted for base salaries as a percentage of total compensation. Our Compensation Committee considers and, if acceptable after any required modifications, approves the recommendations of the S&P Committee and our CEO, with regard to members of the S&P Committee, concerning their base salaries, including market adjustments and merit increases. Merit increases in base pay are designed to reward named executives for their job performance and to manage pay growth consistent with our stated objectives to Invest in Colleagues and Pay for Performance. For 2008, the Compensation Committee approved increases in the base salaries of named executives other than the CEO's base salary, which is fixed for the term of his employment agreement. The Summary Compensation Table lists the named executives' base earnings for 2008. In light of the current challenging operating environment, the Company is focusing aggressively on expense management, and the named executives will not receive a base salary increase in 2009.

Performance-Based Incentive Compensation:

        CEO Non-Equity Incentive Compensation

        Russell Goldsmith, our CEO, has been selected to participate in the City National Corporation Amended and Restated 1999 Variable Bonus Plan (Variable Bonus Plan), a stockholder approved plan, with regard to his annual non-equity incentive compensation. The Variable Bonus Plan furthers our stated objectives to Pay for Performance by providing cash awards to strongly performing officers who achieve specific financial goals. At the start of each fiscal year, an objective performance goal is established for one or more financial criteria under our Variable Bonus Plan. In 2008, net operating income (NOI) was selected as the corporate financial criteria with a performance goal for NOI of $200.6 million. NOI is equal to Net Income set forth on our Consolidated Statement of Income for the year ended December 31, 2008. Under the Variable Bonus Plan and our CEO's employment agreement, our CEO is entitled to incentive compensation based on a target bonus percentage of his annual base salary scaled up ratably to a maximum of 200% of the target bonus amount and scaled down ratably to 35% of the target bonus amount based on the percentage achievement of plan goals. If less than 85% of plan goals are achieved, no annual incentive compensation is payable. For the fiscal year ended December 31, 2008, the target bonus percentage is 143% of annual base salary, a 6% increase from 2007. The Variable Bonus Plan and the compensation structure of our CEO's employment agreement was originally designed to maximize the deductibility of our compensation and incentive payments by taking into account the requirements of Section 162(m). However, due to our participation in the CPP, the amount that we are now able to deduct under Section 162(m) of the Internal Revenue Code has been reduced from $1 million to $500,000, and we are unable to take advantage of the performance-based compensation exception of Section 162(m). See above regarding the Implications of Participation in the Capital Purchase Program on our Executive Compensation Program.

        At the conclusion of each fiscal year, the Compensation Committee reviews our CEO's performance and reviews each of the elements of his compensation package under the terms of his employment agreement, including base salary, incentive bonus and long-term incentives. The Compensation Committee determines his incentive bonus based on the goals and formula established at the beginning of the fiscal year. In 2008, 51% of the NOI goal was achieved, and since this is less than the 85% of plan goal minimum, in accordance with the terms of the Variable Bonus Plan and his employment agreement, no payment of an incentive bonus to Russell Goldsmith was approved by our Compensation Committee. The payment of no incentive payout illustrates our organization's commitment to its stated objective to Pay for Performance. In light of the Company's performance in 2008 and our focus on cost containment for 2009, our CEO informed the Compensation Committee of his request that he not be paid any discretionary cash award for 2008.

        Executive Management Incentive Compensation Plan (Executive Plan)

        The Executive Plan furthers our stated compensation program objectives to Invest in Colleagues and Pay for Performance by providing financial incentives to the members of our executive committee (managers of business units) on the basis of the overall performance of the Company, individual division performance and individual performance. Other than our CEO, each of our named executives participates in the Executive Plan.

        Each named executive is assigned a percentage amount of his or her base salary to be used with regard to calculating the amount of each named executive's Award under the Executive Plan (Award Percentages). Awards under the Executive Plan are paid in the form of cash distributions. When setting Award Percentages, consideration is given to the officer's individual level of responsibility for contributing to our performance and overall market competitiveness. For fiscal 2008, the Award Percentages are: Christopher J. Carey—75%; Christopher J. Warmuth—75%; Michael Cahill—60%; and Brian Fitzmaurice—60%.

        Awards to the named executives are funded based on Company performance and performance of each executive's area of responsibility. Our CFO and President have responsibility for the performance of the entire organization, and funding of Awards for them is based 100% on the Company's performance relative to the financial goal for the Company's NOI established annually. Michael Cahill and Brian Fitzmaurice are responsible for staff divisions, and funding of their Awards is based 60% on the Company's performance relative to the financial goal for the Company's NOI established annually and 40% on achievement of their respective key division and/or individual performance goals established annually. Funding of Awards for participants in the Executive Plan that are responsible for line divisions is based 50% on the Company's performance relative to the financial goal for the Company's NOI and 50% on the achievement of their line division's financial goal for NOI. This funding formula for the Executive Plan was newly adopted in 2008 to align Awards more directly to line division performance against goals and to staff division key performance goals. Funding and payment of Awards for all participants in the Executive Plan is subject to an individual performance modifier which can result in an upward or downward adjustment by as much as 20% based on an annual qualitative and quantitative assessment of individual performance.

        At the start of each calendar year, management sets a NOI goal for the Company and each line division during our annual budget process as part of setting internal financial and strategic goals for each of our business units. Goals with significant division and/or Company-wide impact are also set for heads of the staff divisions. In 2008, the NOI goal for the Company performance was $200.6 million and was equal to the Net Income in the annual budget approved by the Board of Directors. Funding levels for the NOI goal for the Company is adjusted both upwards for performance above goal, to a maximum level of 150% of the goal, and downwards for performance below goal. If less than 85% of the NOI goal is achieved, there is no funding of the Company performance component for any participant in the Executive Plan. The NOI goal for line divisions has a similar funding mechanism. The component of funding of Awards based on the participant's divisional area of responsibility will not fund regardless of division results if overall Company performance is less than 65%, except at the discretion of the S&P Committee and the Compensation Committee. The Compensation Committee also retains discretion in determining overall Plan funding.

        Shortly following the conclusion of each calendar year, our CEO and S&P Committee (with respect to non-S&P Committee members), assisted by our Human Resources Department, conduct an annual performance evaluation process for our named executives, other than the CEO. For the 2008 performance year, the criteria considered included: financial performance; executive's performance of job responsibilities and achievement of individual and/or departmental objectives; management and leadership skills; and results of all compliance, credit risk review and internal audit results for the executive's division. Based on this evaluation, our S&P Committee determines recommendations for salary adjustments, and annual incentive award amounts (both equity and non-equity) to be made to the Compensation Committee for its approval. Recommendations for named executives who are members of our S&P Committee are determined and made by our CEO. Performance level ratings are assigned on a scale from highest to lowest. To receive 100% of their Award Percentage (adjusted based on Company performance and achievement of key division goals, as applicable, for the fiscal year), the mid-point rating must be achieved, which Award Percentage is adjusted up or down by 20% depending on individual performance that varies from the mid-point rating.

        In 2008, 51% of the Company's NOI goal was achieved. Since less than 85% of the NOI goal was achieved, there was no funding of the Company performance component for any participant in the Executive Plan. As a result, the members of the S&P Committee were not eligible to receive Awards under the Executive Plan. As a member of the S&P Committee with responsibility for performance of the entire organization, Bram Goldsmith, the Chairman of the Board of the Corporation, also was not eligible to receive an Award under the Executive Plan with respect to performance for 2008. With regard to participants in the Executive Plan with divisional responsibilities, their Award Percentages were reduced by up to 60% as a result of the lack of funding of the Company performance component of the Executive Plan. In light of the Company's goal to focus on expense management in 2009 and due to the extraordinary economic environment, just as with our CEO, no incentive payment to Christopher Carey and Christopher Warmuth were approved, and each of these named executives has informed the Compensation Committee of his request that he not be paid any discretionary cash award for 2008. The decision to award no incentives to these S&P Committee executives under the Executive Plan illustrates our organization's commitment to its stated objective to Pay for Performance.

        With regard to the other participants in the Executive Plan with divisional responsibilities, as noted above, the Compensation Committee has discretion in determining overall Executive Plan funding. The Executive Plan provides that the S&P Committee with the concurrence of the Compensation Committee can adjust the performance results for NOI of the Company by that amount they deem to have resulted from unusual events that are not directly the result of the actions by Executive Management. The performance results can be adjusted either upward or downward for an unusual gain or unusual loss. The practice of the Company has been to consider these unusual items and any upward or downward adjustments each year on a case by case basis. In 2008, the Company's net income decreased by $28.6 million due specifically to losses resulting from an other-than-temporary impairment recognized on certain securities available-for-sale. The largest portion of the loss was due to an impairment loss in perpetual preferred stock of the Federal Home Loan Mortgage Corporation and the Federal National Mortgage Association after the U.S. Treasury and Federal Housing Finance Agency placed these government-sponsored agencies into conservatorship and eliminated payment of dividends on these securities. The remaining impairment included in this loss amount was due a re-valuation of certain debt and equity securities which required us to write-down their value. Both these actions affected the results of operations for 2008. The Company attributes the losses in these securities to market volatility, illiquid market conditions and unprecedented disruption in the credit markets. The $28.6 million impairment loss on available-for-sale securities is explained in further detail under the heading "Balance Sheet Analysis—Securities Deemed to be Other-Than-Temporarily Impaired" of the Company's Management, Discussion and Analysis contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The S&P Committee and the Compensation Committee carefully reviewed these securities losses and determined that they were primarily and directly the result of unprecedented market factors and not directly the result of actions of the members of Executive Management excluding the S&P Committee. Therefore, the performance result for Company NOI was increased by $28.6 million for participants in the Executive Plan excluding the S&P Committee, resulting in achievement of 65.4% of the NOI goal for the Company for purposes of the Executive Plan.

        Given the achievement of 65.4% of the NOI goal for the Company under the Executive Plan, subject to the affect of the new executive compensation limitations imposed by ARRA (see above regarding the Implications of Participation in the Capital Purchase Program on our Executive Compensation Program), the S&P Committee recommended to the Compensation Committee that it fund the divisional portion of the Award Percentages. Based on performance of key division and/or individual performance goals, the S&P Committee recommended to the Compensation Committee that it fund 40% of the Award Percentages for each of Michael Cahill and Brian Fitzmaurice, as adjusted for individual performance. The significant reduction in incentive award amounts with regard to participants in the Executive Plan with divisional responsibilities due to the lack of funding of the Company performance component of the Executive Plan illustrates our organization's commitment to a pay for performance philosophy.

        Under the Executive Plan, the Compensation Committee retains sole discretion to approve all Awards. The Compensation Committee reviews the recommended awards and can modify or cancel a recommended amount in its sole discretion. Recommendations by management for the grant of stock awards to named executives under our equity compensation plan are also submitted to the Compensation

Committee for approval at the same time to ensure the Compensation Committee considers all elements of proposed compensation. Based on the considerations described by management outlined above, the Compensation Committee approved the funding of the divisional component of the Awards at the percentage amounts set forth above, as further adjusted for individual performance. The actual incentive award amounts are set forth below in the Summary Compensation Table. The Awards reflect the named executives' achievement of the individual goals established for them and their contributions to Company performance for the year.

Equity Compensation:

  Stock Options, Restricted Stock and Restricted Stock Units

        Our Compensation Committee grants equity compensation awards pursuant to the 2008 Omnibus Plan and administers outstanding options and restricted stock/restricted stock units issued under our previous stock plans (together, Company Omnibus Plans). Grants of equity compensation awards are consistent with, and further each of our stated compensation program objectives to Pay for Performance, Act Like Stockholders and Invest in Colleagues. Our granting practices are designed to enhance prudent corporate level expense management and promote internal equity and consistency in equity award policies and practices. In 2008, we granted named executives a combination of non-qualified stock options, restricted stock, and/or restricted stock units. Restricted stock units (RSUs) are granted only to members of the S&P Committee. A description of each type of award is set forth following the Grants of Plan-Based Awards Table.

        In granting awards to named executives, first, we establish the total dollar value of the award taking into account the executive's performance and market data. This dollar value based approach takes into account any significant increases or decreases in our stock value from year to year in determining the actual number of stock options and restricted stock (including RSUs) awards that are granted. The named executive is then granted stock options and restricted stock (or RSUs) each having a grant date fair value computed in accordance with FAS 123R equal to approximately 50% of the total award value. Named executives must be assigned a performance rating of 4 or 5 in order to be eligible for equity compensation awards.

        Equity Compensation Granting Practices

        Grants of equity compensation awards are made by our Compensation Committee in accordance with its Charter and our equity compensation plans. The grant date of all equity compensation awards is the date of the Compensation Committee meeting at which the award is approved and, in the case of stock options, the grant price (also known as the exercise price) is required to be the same as the closing price of our common stock on the New York Stock Exchange on that meeting date. Equity compensation awards cannot be approved by written consent.

        Annual equity compensation awards for named executives and for all other colleagues are granted at a Compensation Committee meeting the same time each year in conjunction with the review of the officers' annual individual performance. These actions of the Compensation Committee have typically occurred in late February of each calendar year, and shortly before the effective date of base salary changes (if any) and annual cash incentive payments. In the event of an equity compensation award for a new hire, the new hire is notified that management will recommend to the Compensation Committee an award in connection with the new hiring, but that equity award is not deemed approved until the Compensation Committee specifically approves the grant and the new hire actually begins employment. All details of equity compensation awards are reflected in the minutes of the respective Compensation Committee meetings, which minutes are maintained in the Compensation Committee minute book. All equity compensation awards are promptly communicated to the recipients and to appropriate Human Resources, Accounting and Legal department personnel to ensure proper recordation, reporting and accounting for such awards.

        Equity Ownership Guidelines

        Our stock award program requires our named executives to own a specific minimum amount of our common stock consistent with our stated objective to Act Like Stockholders. Our minimum stock ownership requirements, together with equity awards, are designed to cause named executives' equity stake in the Company to increase over time, further aligning their economic interests with our stockholders. The amount of common stock our named executives must own varies depending upon the named executive's position and is computed as a multiple of annual base salary. Stock ownership requirements are phased in over five years with the first phase of the requirement becoming applicable three years from hire date or change in officer position. The stock ownership requirements currently applicable to the named executives are: Russell Goldsmith—500% of base; Christopher Carey—262.5% of base; Christopher Warmuth—175% of base; and Michael Cahill—150% of base. Brian Fitzmaurice is not yet subject to the ownership requirement as he commenced employment February 21, 2006.

        Ownership may be achieved in several ways including vested restricted stock and restricted stock units, directly-owned stock through open market purchase, stock held in our Profit Sharing Plan, units in the stock fund in our Executive DCP (see below), and 50% of the gain on in-the-money vested but unexercised stock options. The higher of the actual spot date price or the one year simple moving average price for the Company's stock may be used in determining compliance with these ownership requirements. As of February 2, 2009, other than Russell Goldsmith who was in compliance with the applicable stock ownership requirements, the other named executives subject to these requirements did not satisfy the requirements applicable to each of them. The combined affect of the volatility and significant decline in the stock price of the Company's stock on calculating the value of the ownership of the named executives resulted in these individuals not meeting the ownership requirements for the first time since these executives became subject to the requirements. The ownership of each of these named executives in the Company has increased as compared to a year ago when each of these individuals satisfied the stock ownership requirements. Further, with regard to each of Christopher Carey, Christopher Warmuth, and Michael Cahill, the percentage of out-of-the-money vested but unexercised stock options ranges from 100% for Christopher Carey to 91% and 47% for Christopher Warmuth and Michael Cahill, respectively. See the Security Ownership of Management, Outstanding Equity Awards at Fiscal Year-End, and Option Exercises and Stock Vested tables for further detail regarding the ownership of each named executive.

Retirement and Other Benefits:

        Executive Deferred Compensation Plan

        The named executives are eligible to participate in our 2000 Executive Deferred Compensation Plan (the Executive DCP) on the same terms as other eligible executive colleagues. Pursuant to our Executive DCP, the named executives can defer up to 85% of their salary and up to 100% of their annual non-equity incentive bonus compensation, instead of receiving these amounts as cash payments taxable in the year of receipt. Beginning in 2008, the Executive DCP was amended to add the Company's common stock as an additional deemed investment option, which has been designated as the "CNC Stock Fund." Shares held by a participant in the CNC Stock Fund do not have voting rights. The Executive DCP was amended effective January 1, 2009 to comply with Section 409A of the Internal Revenue Code (Section 409A). The Executive DCP was also amended to add a "profit sharing make-up contribution" for plan years beginning with 2008. The Bank can make a contribution to the account of each participant whose Profit Sharing Plan employer contribution was reduced as a result of deferrals to the Executive DCP. The amendment was approved to help offset the impact that salary and commission deferrals to the Executive DCP have on the amount of the colleague's Employer Contribution to the Profit Sharing Plan which is calculated as a percentage of colleague eligible pay. Any amount of base salary and/or commission that a colleague defers into the Executive DCP is not counted for purposes of calculating eligible compensation under the Profit Sharing Plan. See below under Profit Sharing Plan regarding the Employer Contribution. If the Profit Sharing Plan Employer Contribution, either alone or together with the Executive DCP profit sharing make-up contributions, equals or exceeds the maximum aggregate limit allowed under the Profit Sharing Plan, then no (or partial) make-up contributions will be made to the Executive DCP. In 2008, because of the maximum aggregate limit, no profit sharing make-up contributions were made to the Executive DCP. Other than any profit sharing make-up contribution, contributions to the Executive DCP consist solely of colleague deferrals. See the Nonqualified Deferred Compensation table below for further detail.

        Supplemental Retirement Benefit Plan

        Russell Goldsmith is provided supplemental retirement benefits under the Supplemental Retirement Benefit Agreement (SERP), Appendix A to his employment agreement. See the Pension Benefits table below for further detail.

  Profit Sharing Plan

        Retirement benefits are provided by our Profit Sharing Plan which combines both profit sharing and 401(k) features. The named executives participate in the Profit Sharing Plan on the same basis as all other colleagues. The 401(k) feature enables the named executives to make employee deferrals subject to annual limitations established by the IRS. Subject to the maximum compensation limit of $230,000 set by law for 2008, if a named executive elects to make employee deferrals into the Profit Sharing Plan, we match 50% of the first 6% of pay contributed in a payroll period. Under the profit sharing feature, we may also make a discretionary "Employer Contribution" each year to the Profit Sharing Plan. Our contribution is linked to annual growth in net profits (as defined by the Profit Sharing Plan) consistent with our stated objective to Pay for Performance. If we do not increase net profits as compared to the prior year, the "Employer Contribution" is 6% of eligible pay. If net profits grow by 1% or more, the Employer Contribution may scale up to as much as 10% for a growth rate of 15% or greater. If net profits decline by more than 10%, the Employer's Contribution could be less than 6% and could drop to zero depending on the level of negative growth. The aggregate maximum Employer Contribution for any year cannot exceed 8% of net profits less matching contributions. For 2008, our contribution was 4.86% of colleague eligible pay. The matching contribution and Employer Contribution we made for fiscal year 2008 for each named executive is included in the Summary Compensation Table under "All Other Compensation."

Perquisites and Other Personal Benefits:

        Consistent with the Company's focus on expense management and our pay for performance philosophy, we intentionally limit perquisites, and the costs of these benefits constitute only a small percentage of each named executive's total compensation. We provide our named executives with perquisites and other personal benefits that we believe are reasonable, competitive and consistent with our overall compensation program and philosophy to Invest in Colleagues. Other than a separate Executive Long Term Disability Insurance (LTDI) plan provided to our executives, the health and insurance plans we provide to our named executives are the same ones we provide to all colleagues. We fully cover the premium cost of the Executive LTDI plan to assist our executives to maintain LTDI coverage. Given the job positions and compensation levels of the executives, the amount of coverage that the Executive LTDI provides is higher for the Executive LTDI plan than the LTDI provided to other colleagues. See Summary Compensation Table for details regarding the perquisites provided in 2008.

Termination of Employment and Change in Control Agreements:

        In order to comply with Section 409A, in December 2008, the Compensation Committee approved revisions to the Company's current form of executive change in control agreement (CIC Agreement), including the adoption of formal change in control plans in place of separate individual agreements for ease of administration. The formal plans include the Strategy & Planning Committee Change in Control Severance Plan (S&P Plan) and the Executive Committee Change in Control Severance Plan (EC Plan). The named executives who are members of the S&P Committee (other than our CEO) are eligible to participate in the S&P Plan, and the named executives who are members of the Executive Committee are eligible to participate in the EC Plan. Christopher Carey and Christopher Warmuth are participants in the S&P Plan, and Michael Cahill and Brian Fitzmaurice are participants in the EC Plan. The rights and obligations of Russell Goldsmith and the Company upon a change in control are governed by the terms of that certain Amended and Restated Employment Agreement, dated December 22, 2008, amending and restating the existing Employment Agreement, dated as of June 30, 2006, including his Employment Agreement originally dated March 31, 1997 (which is attached as Annex A thereto) providing benefits in the event of a change in control of the Company (CEO CIC Agreement). The amendments to Russell Goldsmith's employment agreement were also made primarily to achieve compliance with Section 409A. The definition of a "Change in Control" is the same in the S&P Plan and EC Plan (together, CIC Plans) and the CEO CIC Agreement as in the form of CIC Agreement except that in a change in control event involving the acquisition of a certain percentage of the Company's outstanding common stock or voting power other than by certain existing stockholders, the percentage of ownership that would trigger a change in control has been increased from 20% to 30%.

        The CIC Plans and the CEO CIC Agreement are designed to promote stability and continuity of management despite the risks of job loss in the event of termination due to a change in control, consistent with market practices and are consistent with our stated objective to Invest in Colleagues. The CIC Plans and CEO CIC Agreement provide that following a defined change in control event, cash severance payments are paid upon either voluntary termination of employment during a specified 30 day period (in the CIC Plans, the 30-day period immediately preceding the first anniversary of the change in control; and in the CEO CIC Agreement, the 30-day period immediately following the first anniversary of the change in control) deemed to be a termination for "good reason," or involuntary termination for any reason other than cause, death or disability, or termination for "good reason," within 12 months (36 months for the CEO) of the occurrence of a change in control. The CEO CIC Agreement continues to provide that the CEO will be employed for the greater of three years or the remaining term of his employment agreement. This structure provides for transition in the event of a change in control and provides an incentive for the named executives to remain with the successor organization after a change in control.

        In connection with the TARP CPP Securities Purchase Agreement entered into by the Company, each of the named executives entered into waivers and consents under which each agreed that the aggregate value of the involuntary separation payments and benefits (within the meaning of the CPP rules) that he could receive in the event of an involuntary termination of employment while the U.S. Treasury holds certain investment positions in the Company may not exceed 2.99 times the individual's average annual taxable compensation for the five year period preceding the year in which the termination occurs. Further, under ARRA, and subject to applicable regulations promulgated thereunder, the new executive compensation standards include a prohibition on all payments to the named executives for departure from the Company for any reason, except for payments for services performed or benefits accrued. See above regarding the Implications of Participation in the Capital Purchase Program on our Executive Compensation Program.

        Information regarding applicable payments under these agreements for the named executives is provided below under the heading Potential Payments Upon Termination or Change in Control.

  Executive Compensation Tax and Accounting Considerations

        Deductibility of Executive Compensation:     As discussed above under Implications of Participation in the Capital Purchase Program on our Executive Compensation Programs, during our participation in the CPP, the amount that we are able to deduct under Section 162(m) has been reduced from $1 million to $500,000 and we are unable to exclude performance-based compensation from the calculation of the maximum amount of compensation deductible. See above under Implications of Participation in the Capital Purchase Program on our Executive Compensation Programs for further explanation of the implications of participation in the CPP on deductibility of executive compensation.

         Nonqualified Deferred Compensation:     Section 409A imposes penalties on participants in deferred compensation arrangements that do not comply with the strict requirements of the rules. The final regulations became effective on April 17, 2007, however, the Internal Revenue Service (IRS) granted transitional relief from the regulations until December 31, 2008. The deferred compensation plans were amended effective January 1, 2009 to bring the plans into compliance with Section 409A. As required by the IRS, we believe that we have been operating in good faith compliance with the statutory provisions that became effective January 1, 2005 and the applicable guidance. A more detailed discussion of our nonqualified deferred compensation arrangements is provided below under the heading Nonqualified Deferred Compensation.

        Accounting for Stock-Based Compensation:     Effective January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised), "Share Based Payment" (SFAS 123R). We have applied the Modified Prospective Application in our implementation of the new accounting standard. As such, we have recognized stock-based compensation expense on new awards and on existing awards that were not fully vested as of the date of adoption, but we did not restate prior periods. We did not make any modifications to outstanding stock options prior to the adoption of SFAS 123R. See "Critical Accounting Policies" and Note 12 to our Consolidated Financial Statements, each in our Annual Report on Form 10-K for the year ended December 31, 2008.

Compensation Committee Report

        The Compensation, Nominating & Governance Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussion, the Compensation, Nominating & Governance Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2008.

        The Corporation is participating in the TARP Capital Purchase Program. As required by the TARP Capital Purchase Program, the Compensation, Nominating & Governance Committee certifies that it has met with senior risk officers of the Company, reviewed the incentive compensation arrangements of the SEOs and has made reasonable efforts to ensure that the SEO incentive compensation arrangements do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company.

COMPENSATION, NOMINATING & GOVERNANCE COMMITTEE
BRUCE ROSENBLUM, CHAIRMAN RICHARD L. BLOCH KENNETH L. COLEMAN

SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation paid or earned by each of the named executives for each of fiscal years 2008, 2007 and 2006. Compensation information is provided for fiscal years 2008 and 2007 only for Brian Fitzmaurice as he first became a named executive in fiscal year 2007.

Name and Principal Position (a)	Year (b)	Salary ($)(1) (c)	Bonus ($) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4) (h)	All Other Compensation ($)(5) (i)	Total ($) (j)

Russell Goldsmith	2008	978,528	—	995,368	1,298,314	0	479,147	42,880	3,794,237
Chief Executive Officer and	2007	978,528	—	742,573	1,174,419	875,848	546,326	54,556	4,372,250
President, City National	2006	978,528	—	591,530	1,349,133	636,043	510,800	64,839	4,130,873
Corporation; Chairman of the
Board and Chief Executive Officer,
City National Bank

Christopher J. Carey	2008	466,667	—	312,260	336,935	0	—	89,000	1,204,862
Executive Vice President and Chief	2007	450,000	—	232,898	313,981	250,000	—	166,882	1,413,761
Financial Officer, City National	2006	447,781	—	196,605	239,052	150,000	—	173,691	1,207,129
Corporation and City National
Bank

Christopher J. Warmuth	2008	481,667	—	248,358	385,566	0	—	35,895	1,151,486
Executive Vice President, City	2007	465,000	—	177,563	329,721	250,000	—	37,312	1,259,596
National Corporation and	2006	462,500	—	111,899	280,700	150,000	—	35,980	1,041,079
President, City National Bank

Michael B. Cahill	2008	386,250	—	136,110	133,855	110,000	—	31,055	797,270
Executive Vice President, General	2007	350,000	—	104,188	128,236	150,000	—	33,222	765,646
Counsel and Corporate Secretary,	2006	345,472	—	80,813	101,336	105,000	—	31,800	664,421
City National Corporation and
City National Bank

Brian Fitzmaurice	2008	312,500	—	113,817	117,174	60,000	—	31,055	634,546
Executive Vice President and Chief	2007	279,167	—	72,062	64,987	140,000	—	33,222	589,438
Credit Officer, City National Bank

(1)
Includes amounts contributed to our Executive Deferred Compensation Plan, which is an unfunded, nonqualified plan with no guaranteed level of performance or security. See the Nonqualified Deferred Compensation table for more detail.

(2)
The amounts shown in columns (e) and (f) represent the dollar amounts recognized for financial statement reporting purposes in fiscal years 2008, 2007 and 2006 with regard to share-based awards, as determined pursuant to Statement of Financial Accounting Standards No. 123 (revised), "Share Based Payment" (SFAS 123R), and not the value of the awards made in 2008, 2007 and 2006. See the Company's Annual Report on Form 10-K, at note 12 to the Company's Consolidated Financial Statements for the year ended December 31, 2008 regarding the Company's application of SFAS 123R in accounting for share-based compensation plans. Restricted stock awards are valued at the closing price of the Company's common stock on the date of award. The fair value of each option award is estimated on the date of grant using the Black-Scholes valuation model

(3)
Russell Goldsmith participates in the Variable Bonus Plan. Each of the other named executives participates in the Bank's Executive Management Incentive Compensation Plan. See the Compensation Discussion and Analysis for more detail regarding these plans. See also the Grants of Plan-Based Awards table.

(4)
Amounts reported show the aggregate change in the actuarial present value of Russell Goldsmith's accumulated benefit under his SERP for fiscal years 2008, 2007 and 2006. Earnings on nonqualified deferred compensation are not included in this column, since no named executive earned above-market or preferential earnings on nonqualified deferred compensation. Information on the named executives' earnings under the Executive Deferred Compensation Plan is set forth in the Nonqualified Deferred Compensation table below.

(5)
Amounts reported as "All Other Compensation" include the following for fiscal year 2008:

•
Perquisites:

•
Auto Allowance: Consistent with benefits provided to all executive committee members, each named executive receives an annual automobile allowance.

    •
    Club fees/Dues: Club fees and dues are reimbursed to named executives pursuant to our Club Membership Policy which states that club membership is to be primarily used to develop business. The amounts reported for Michael Cahill and Brian Fitzmaurice do not include any amounts reimbursed for club fees/dues.

    •
    Executive Long Term Disability Insurance: Consistent with benefits provided to all executives, the Company fully covers the premium cost of Executive LTDI for the named executives.

  •
  Contributions to Defined Contribution Plan: Reflects our contribution to the Profit Sharing Plan allocable to the named executive, including any matching contribution to the Section 401(k) deferred compensation feature of the Profit Sharing Plan. The amount we contributed in fiscal year 2008 for each named executive is $18,083. The Profit Sharing Plan is described in more detail in the Compensation Discussion and Analysis.

  •
  Included in "All Other Compensation" paid to Christopher Carey in fiscal year 2008 pursuant to the letter agreement entered into with him when he began employment is a payment of a $50,000 cost-of-living adjustment in 2008 to partially alleviate the cost of living in the Los Angeles area. The payment to Mr. Carey of the annual cost-of-living benefit terminates as of June 30, 2009.

2008 GRANTS OF PLAN-BASED AWARDS

        In fiscal year 2008, we granted the named executives a combination of non-qualified stock options, restricted stock and restricted stock units pursuant to the Amended and Restated 2002 Omnibus Plan. The material terms of each of these types of equity compensation awards is set forth below this table. We do not have any Equity Incentive Plans as defined.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Russell Goldsmith	2/27/2008	489,753	1,399,295	2,789,590	—	—	—	21,411	95,297	54.88	2,350,048
	7/23/2008				—	—	—		22,506	50.39	300,005

Christopher J. Carey	2/27/2008	88,125	352,500	634,500	—	—	—	5,467	24,331	54.88	600,030

Christopher J. Warmuth	2/27/2008	90,938	363,750	654,750	—	—	—	6,606	29,400	54.88	725,039

Michael B. Cahill	2/27/2008	60,000	240,000	432,000	—	—	—	2,734	12,166	54.88	300,049

Brian Fitzmaurice	2/27/2008	47,250	189,000	340,200	—	—	—	2,278	10,138	54.88	250,018

(1)
The cash incentive award paid to Russell Goldsmith is determined in accordance with the terms of the Company's Variable Bonus Plan and Russell Goldsmith's employment agreement. The terms of his employment agreement are described following this table. Cash incentive awards paid to each of the other named executives for performance in fiscal year 2008 are determined under the Executive Management Incentive Compensation Plan. See the Compensation, Discussion and Analysis (CD&A) for further details regarding how objectives are set under the respective incentive plans and actual incentive awards are calculated and determined for each named executive. See the Summary Compensation Table and CD&A for further details regarding actual incentive awards for 2008.

(2)
During 2008, RSUs were awarded under our Amended and Restated 2002 Omnibus Plan to Russell Goldsmith, Christopher Carey and Christopher Warmuth.

(3)
For a discussion of the assumptions made by us in arriving at the grant date fair value of these awards, see note 12 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

  Russell Goldsmith Employment Agreement

        Russell Goldsmith serves as Chief Executive Officer and President of City National Corporation and Chairman of the Board and Chief Executive Officer of City National Bank pursuant to his employment agreement approved by the independent members of our Board of Directors in December 2008, which agreement amended and restated his 2006 employment agreement and was amended primarily to achieve compliance with Section 409A. In addition, the definition of a "Change of Control" in the "change in control" employment agreement attached thereto as Annex A was amended to provide that in a change in control event involving the acquisition of a certain percentage of the Company's outstanding common stock or voting power other than by certain existing stockholders, the percentage of ownership that would trigger a change in control has been increased from 20% to 30%. Other than amendments made to comply with Section 409A and the foregoing change to the definition of "Change of Control," the material terms of the 2008 employment agreement are the same as the 2006 employment agreement (and the 2002 employment agreement in place immediately prior to the 2006 employment agreement), as follows:

  •
  Term:  December 22, 2008 to July 15, 2010 (same termination date as under 2006 employment agreement).

  •
  Annual Base Salary:  $978,528 for term of the agreement—same as most recent base salary under 2006 employment agreement.

  •
  Annual Incentive Bonus:  Each year, if plan goals are achieved, entitled to annual incentive compensation based on a "Target Bonus Percentage" of annual base salary, scaled up ratably to a maximum of 200% of Target Bonus Amount and scaled down ratably to 35% of Target Bonus Amount based on the percentage achievement of plan goals. In any fiscal year, if less than 85% of plan goals are achieved, no annual incentive compensation is payable. "Target Bonus Percentage" is 143% in 2008, and increases 6% each subsequent year.

  •
  Annual Stock Award Value:  Annual stock award grants to be made with aggregate deemed value of $2,350,000 in March 2008 and each subsequent fiscal year.

  •
  Performance Stock Options:  Additional annual stock option awards are to be determined based on our total stockholder return (TSR) if our TSR for the immediately preceding three years as of June 30th is sufficient to place us in at least the 25th percentile of peer banks ranked by TSR scaling up ratably to the 90th percentile for a maximum payout.

  •
  Supplemental Executive Retirement Plan:  Existing SERP currently in place is continued, which benefits are described in more detail in the Pension Benefits table.

  •
  Termination and Change in Control:  See below regarding Potential Payments Upon Termination Or Change in Control.

        The 2008 employment agreement is also subject to certain amendments previously made by the Company in connection with its participation in the CPP regarding the executive compensation requirements of that program. See above under Implications of Participation in the Capital Purchase Program on our Executive Compensation Program.

Equity Incentive Plan Awards

        Stock Options:     Stock options provide grantees the opportunity to buy shares of our common stock at a certain exercise price during a ten year term after the options vest. This enables the grantee to benefit from expected appreciation in the value of our stock if our future performance remains strong. All of the stock options we issue have an exercise price equal to the fair market value of the underlying common stock on the date of grant. Vesting of stock options is contingent upon continuing employment, with full vesting achieved at a rate of 25% per year over four years. Stock options have no voting rights and do not receive dividends. Due to our participation in the CPP, the performance-based compensation exception under 162(m) is not available to us and we cannot deduct gains realized on the exercise of options by our SEOs. See above under Implications of Participation in the Capital Purchase Program on our Executive Compensation Program. Regarding acceleration of vesting upon certain termination events, see below under Potential Payments Upon Termination or Change in Control.

        Restricted Stock:     Restricted stock is a grant of shares of company stock subject to specified vesting provisions and limitations on transfer. Full vesting of restricted stock and RSUs is contingent upon the named executive's continuing employment for five years. Under our Company Omnibus Plans, restricted stock and RSUs vest at a rate of 25% per year, beginning two years after the grant date. See below under Potential Payments Upon Termination or Change in Control regarding acceleration of vesting upon certain termination events. On each dividend payment date for our common stock, dividends are paid on restricted stock at the same rate as dividends are paid on our common stock. Restricted stock has full voting rights.

        Restricted Stock Units:     Each RSU constitutes a right to receive a distribution of shares of our common stock at least six months after the termination of employment, subject to the same vesting requirements as those for restricted stock. Dividend equivalent units are issued with respect to RSUs on each dividend payment date for our common stock and are payable at the same rate as dividends are paid on our outstanding common stock. RSUs have no voting or other stockholder rights. Because of the deferral in conversion of RSUs into stock and their distribution only after termination of employment, use of RSUs further extends the grantee's interest in our long term financial success and our strong performance over an extended period of time. RSUs also provide a tax deferral benefit for key employees.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

        The following table sets forth information about outstanding equity awards to the Named Executives at December 31, 2008. We have no Equity Incentive Plans as defined.

		Option Awards					Stock Awards

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Russell Goldsmith	2/23/2000	83,000			27.06	2/22/2010
	3/5/2001	125,000			36.66	3/4/2011
	2/27/2002	125,000			50.30	2/26/2012
	7/24/2002	250,000			47.12	7/23/2012
	6/4/2003	62,500			45.54	6/3/2013
	2/25/2004	47,440			60.93	2/24/2014	2,965	144,396
	3/11/2005	31,500	10,500		68.98	3/10/2015	5,750	280,025
	3/3/2006	23,098	23,098		75.87	3/2/2016	8,662	421,839
	7/14/2006	15,078	15,079		64.08	7/13/2016
	2/20/2007	16,710	50,130		74.79	2/19/2017	16,710	813,777
	7/25/2007	7,608	22,824		72.51	7/24/2017
	2/27/2008		95,297		54.88	2/26/2018	21,411	1,042,716
	7/23/2008		22,506		50.39	7/22/2018

Christopher J. Carey	7/6/2004	25,000			65.61	7/5/2014	1,875	91,313
	3/11/2005	11,250	3,750		68.98	3/10/2015	2,000	97,400
	3/3/2006	6,802	6,802		75.87	3/2/2016	2,551	124,234
	2/20/2007	3,814	11,442		74.79	2/19/2017	3,814	185,742
	2/27/2008		24,331		54.88	2/26/2018	5,467	266,243

Christopher J. Warmuth	6/3/2002	25,000			53.66	6/2/2012
	6/4/2003	6,250			45.54	6/3/2013
	2/25/2004	5,689			60.93	2/24/2014	356	17,337
	3/11/2005	6,000	2,000		68.98	3/10/2015	1,000	48,700
	5/25/2005	15,000	5,000		70.85	5/24/2015
	3/3/2006	8,342	8,342		75.87	3/2/2016	3,129	152,382
	2/20/2007	4,854	14,562		74.79	2/19/2017	4,854	236,390
	2/27/2008		29,400		54.88	2/26/2018	6,606	321,712

Michael B. Cahill	6/18/2001	25,000			42.61	6/17/2011
	2/27/2002	12,500			50.30	2/26/2012
	6/4/2003	7,500			45.54	6/3/2013
	2/25/2004	5,689			60.93	2/24/2014	356	17,337
	3/11/2005	5,067	1,689		68.98	3/10/2015	845	41,152
	4/3/2006	3,125	3,125		76.94	4/2/2016	1,285	62,580
	2/20/2007	2,081	6,243		74.79	2/19/2017	2,081	101,345
	2/27/2008		12,166		54.88	2/26/2018	2,734	133,146

Brian Fitzmaurice	2/21/2006	2,750	2,750		75.06	2/20/2016	1,050	51,135
	2/21/2006						700	34,090
	2/20/2007	1,734	5,202		74.79	2/19/2017	1,734	84,446
	10/24/2007	2,426	7,279		65.85	10/23/2017	1,899	92,481
	2/27/2008		10,138		54.88	2/26/2018	2,278	110,939

(1)
Stock options vest at the rate of 25% per year, on each of the first four anniversaries of the grant date. 25% of the underlying shares for the stock options granted on 3/11/2005 will become exercisable on 3/11/2009. 25% of the underlying shares for the stock options granted on 5/25/2005 will become exercisable on 5/25/2009. 25% of the underlying shares for the stock options granted on 3/3/2006 will become exercisable on each of 3/3/2009 and 3/3/2010. 25% of the underlying shares for the stock options granted on 4/3/2006 will become exercisable on each of 4/3/2009 and 4/3/2010. 25% of the underlying shares for the stock options granted on 2/21/2006 will become exercisable on 2/21/2009 and 2/21/2010. 25% of the underlying shares for the stock options granted on 7/14/2006 will become exercisable on each of 7/14/2009 and 7/14/2010. 25% of the underlying shares for the stock options granted on 2/20/2007 will become exercisable on each of 2/20/2009, 2/20/2010 and 2/20/2011. 25% of the underlying shares for the stock options granted on 7/25/2007 will become exercisable on each of 7/25/2009, 7/25/2010 and 7/25/2011. 25% of the underlying shares for the stock options granted on 10/24/2007 will become exercisable on each of 10/24/2009, 10/24/2010 and 10/24/2011. 25% of the underlying shares for the stock options granted on 2/27/2008 will become exercisable on each of 2/27/2009, 2/27/2010, 2/27/2011 and 2/27/2012.

  25% of the underlying shares for the stock options granted on 7/23/2008 will become exercisable on each of 7/23/2009, 7/23/2010, 7/23/2011 and 7/23/2012.

(2)
Restricted share units and restricted shares vest at the rate of 25% per year, beginning two years after the grant date. Vested restricted share units convert and are distributed at least six months after termination of employment. Restricted share units that have not vested at termination are subject to forfeiture as described in the Company Omnibus Plans. The market price of shares or units of stock that have not vested is calculated based on $48.70 per share, the closing price of the Company's stock on December 31, 2008, as reported on the NYSE.

(3)
25% of the underlying shares and units for the restricted share units and restricted shares granted on 2/25/2004 will vest on 2/25/2009. 25% of the underlying units for the restricted share units granted on 7/6/2004 will vest on 7/6/2009. 25% of the underlying units and shares for the restricted share units and restricted shares granted on 3/11/2005 will vest on 3/11/2009 and 3/11/2010. 25% of the underlying shares for the restricted shares granted on 2/21/2006 will vest on 2/21/2009, 2/21/2010 and 2/21/2011 and 25% of the underlying shares for the restricted shares granted on 2/21/2006 will vest on 2/21/2009 and 2/21/2010. 25% of the underlying units for the restricted share units granted on 3/3/2006 will vest on 3/3/2009, 3/3/2010 and 3/3/2011. 25% of the underlying shares for the restricted shares granted on 4/3/2006 will vest on 4/3/2009, 4/3/2010, and 4/3/2011. 25% of the underlying units and shares for the restricted share units and restricted shares granted on 2/20/2007 will vest on 2/20/2009, 2/20/2010, 2/20/2011 and 2/20/2012. 25% of the underlying shares for the restricted shares granted on 10/24/2007 will vest on 10/24/2009, 10/24/2010, 10/24/2011 and 10/24/2012. 25% of the underlying units and shares for the restricted share units and restricted shares granted on 2/27/2008 will vest on 2/27/2010, 2/27/2011, 2/27/2012 and 2/27/2013.

2008 OPTION EXERCISES AND STOCK VESTED

        The following table contains information relating to the exercise of stock options and vesting of restricted stock and restricted stock units during fiscal year 2008.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)(3)	Value Realized on Vesting ($)(2)(3)

Russell Goldsmith	447,500	7,413,182	12,634	644,704

Christopher J. Carey	—	—	3,725	172,630

Christopher J. Warmuth	—	—	2,288	116,651

Michael B. Cahill	—	—	1,674	85,778

Brian Fitzmaurice	—	—	700	37,436

(1)
Represents the difference between the exercise price of the options and the market price of the Corporation's common stock on the date of exercise as reported on the NYSE.

(2)
All of the restricted awards listed for Russell Goldsmith and Christopher Carey, and 1,042 of the restricted awards listed for Christopher Warmuth, are restricted stock units that vested in 2008. Receipt of the shares represented by the restricted stock units is deferred, and the vested units convert to shares and are distributable on a date that is at least six months after termination of employment.

(3)
The balance of the restricted awards listed for Christopher Warmuth, and all of the restricted awards listed for Michael Cahill and Brian Fitzmaurice, are vested restricted shares which have been issued to these named executives without further restrictions.

2008 PENSION BENEFITS

        The following table provides information about benefits payable to Russell Goldsmith under the Supplemental Retirement Benefit Agreement (SERP). There are no other Company plans that provide for specified retirement payment and benefits, including tax-qualified defined benefit plans and supplemental executive retirement plans, to the named executives. (This table does not address tax-qualified defined contribution plans and nonqualified defined contribution plans.) The present value of accumulated benefit has been calculated using assumptions consistent with those used in the Company's financial statements.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Russell Goldsmith	Supplemental Retirement Benefit Agreement (Appendix A to Russell Goldsmith Employment Agreement)	13.22	3,992,227	0

Christopher J. Carey	N/A	N/A	N/A	N/A

Christopher J. Warmuth	N/A	N/A	N/A	N/A

Michael B. Cahill	N/A	N/A	N/A	N/A

Brian Fitzmaurice	N/A	N/A	N/A	N/A

        The cost to the Bank for the year ended December 31, 2008 for the SERP was $532,162. The SERP benefit equals 1.5432% per year of service, up to a maximum of 25.2% of final average pay (the average of the highest three years of Russell Goldsmith's final five years' salary and bonus). The form of benefit elected does not affect the amount of benefits paid under the SERP. Calculation of the SERP benefit would be modified under certain circumstances including (i) a reduction in the benefit if Mr. Goldsmith retires prior to February 14, 2012; (ii) three additional years of service credit, but no change in maximum benefit, if Mr. Goldsmith is terminated without good cause or in the case of disability or death; and (iii) five additional years of service credit, but no change in maximum benefit, in event of a change in control. Other key provisions of the SERP include (i) payment of vested benefits upon termination of employment for any reason; and (ii) full vesting upon eight years of service on October 16, 2003.

2008 NONQUALIFIED DEFERRED COMPENSATION

        Pursuant to City National Bank's 2000 Executive Deferred Compensation Plan (Executive DCP), colleagues who are senior vice presidents or above can elect to defer up to 85% of their salary, up to 100% of their commissions, and up to 100% of their annual non-equity incentive bonus compensation, instead of receiving these amounts as cash payments taxable in the year of receipt. The Executive DCP was amended effective January 1, 2009 to comply with Section 409A of the Internal Revenue Code. The Executive DCP was also amended to add a "profit sharing make-up contribution" for plan years beginning with 2008. The Bank can make a contribution to the account of each participant whose Profit Sharing Plan employer contribution was reduced as a result of deferrals to the Executive DCP. Any amount of base salary and/or commission that a colleague defers into the Executive DCP is not counted for purposes of calculating eligible compensation under the Profit Sharing Plan. If the Profit Sharing Plan employer contribution, either alone or together with the Executive DCP profit sharing make-up contributions, equals or exceeds the maximum aggregate limit allowed under the Profit Sharing Plan, then no (or partial) make-up contributions will be made to the Executive DCP. In 2008, because of the maximum aggregate limit, no profit sharing make-up contributions were made to the Executive DCP. Other than any profit sharing make-up contribution, contributions to the Executive DCP consist solely of colleague deferrals.

        Under the Executive DCP, colleagues may select from investment options approved by the Bank's Benefits Committee in which the deferred compensation is deemed to be invested. Beginning in 2008, these investment options included the "CNC Stock Fund." Other than the CNC Stock Fund, the investment options are non-publicly traded mutual funds, and are only available through variable insurance products. Participants have no ownership interest in any of the investment options they select, as the investment options are used principally to measure gains or losses. In addition, share equivalents allocated to the CNC Stock Fund do not have voting rights. Investment experience is credited to the executives' accounts daily, net of all investment option related expenses. There is no guaranteed investment return on any deferred compensation amounts. Other than the CNC Stock Fund, executives may change investment allocation elections as often as daily. An executive will not subsequently be able to change his or her investment election (or diversify out of the CNC Stock Fund) for any amounts which the executive has designated to be invested in the CNC Stock Fund. The table below shows the fourteen funds in which more than 70% of the assets deferred to the Executive DCP have been allocated and their annual rate of return for the calendar year ended December 31, 2008, as reported by MullinTBG, the plan record keeper for the Executive DCP. These funds and the other investment options available to participants are used as the index for calculating investment returns on executives' deferrals under the Executive DCP.

NAME OF FUND	CAL YR ENDING DEC 2008 RATE OF RETURN
NVIT Money Market—Class V	1.94%
PIMCO VIT Total Return—Admin Shares	4.54%
T. Rowe Price Equity Income—Class II	-36.39%
PIMCO VIT Low Duration—Admin Shares	-0.65%
Fidelity VIP Overseas—Service Class	-43.98%
Fidelity VIP II Contrafund—Service Class	-42.73%
Oppenheimer Capital Appreciation VA—Non-Service Shares	-45.63%
Dreyfus Stock Index—Initial Shares	-37.27%
Goldman Sachs VIT Mid Cap Value	-37.18%
Fidelity VIP Growth—Service Class	-47.34%
Oppenheimer Global Securities VA—Non Service Shares	-40.31%
Federated NVIT High Income Bond—Class I	-28.13%
AIM V.I. International Growth—Series I Shares	-40.50%
Dreyfus VIF International Value—Initial Shares	-37.45%

        The unfunded, non-qualified plan structure of the Executive DCP is required in order to preserve the beneficial tax deferral treatment for participating colleagues. Amounts in a colleagues' deferral account represent unsecured claims against our assets.

        Deferred amounts together with any credited investment returns are paid out to participating colleagues in accordance with their advance written election either (i) in a lump sum or in installments commencing at a specified date during the colleagues' employment for amounts other than those invested in the CNC Stock Fund; or (ii) upon termination of employment. No in-service distribution election may be made for any funds deemed invested in the CNC Stock Fund. Hardship distributions are permitted for reason of "unforeseeable emergencies" and are subject to approval by the Benefits Committee. Non-scheduled in-service withdrawals are permitted only with respect to deferrals not subject to Section 409A of the Code and are subject to forfeiture equal to 10% of the amount withdrawn. Separate distribution elections are made for each deferral year, prior to the end of the prior deferral year. Changes to distribution elections are allowed in accordance with Executive DCP plan provisions and for compliance with Section 409A with respect to deferrals made for calendar years 2005 and later.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(2)

Russell Goldsmith	500,000	0	(1,515,171)	0	3,551,767

Christopher J. Carey	73,542	0	(44,122)	0	265,189

Christopher J. Warmuth	361,896	0	(139,198)	0	1,997,981

Michael B. Cahill	75,000	0	(299,148)	0	447,860

Brian Fitzmaurice	46,200	0	108	0	46,308

(1)
Reflects the following amounts for each of the following named executives which is reported as compensation for fiscal year 2008 to that named executive in the Summary Compensation Table for fiscal year 2008: Russell Goldsmith—$0; Christopher Carey—$46,667; Christopher Warmuth—$168,583; Michael Cahill—$45,000; and Brian Fitzmaurice—$0.

(2)
Reflects the following amounts for each of the following named executives which was previously reported as compensation to that named executive in the Summary Compensation Table for fiscal years 2006 and 2007 in prior proxy statements: Russell Goldsmith—$1,000,000; Christopher Carey—$126,028; Christopher Warmuth—$439,813; Michael Cahill—$140,000; and Brian Fitzmaurice—$46,200. This information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

        The Executive DCP provides a specified amount of life insurance coverage to eligible officers who used amounts under our prior executive deferred compensation plan to purchase split dollar life insurance arrangements beginning on the date the officer executed an "Agreement for Transfer of Policy and Termination of Split-Dollar Life Insurance Agreement" and ending on December 31, 2009. Russell Goldsmith is the only officer in the table listed above who has this type of life insurance arrangement under the Executive DCP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The discussion below reflects the amount of compensation payable to each of our named executives in the event of termination of the officer's employment under a variety of scenarios, and in the event of termination of employment due to a change in control as defined in the applicable CIC Plan and the CEO CIC Agreement, with an assumed effective date of December 31, 2008. The amounts shown include amounts earned through that time and are estimates of the amounts that would be paid out to the named executives upon their termination. The actual amounts to be paid out can only be determined at the time of an actual change in control and the officer's separation from the Company. Further, the payment of amounts on termination or change in control is subject to the limitations of the TARP CPP and ARRA, as discussed below following the various scenarios.

Payments Made Upon Any Termination of Employment

        Regardless of the manner in which a named executive's employment terminates, the officer would be entitled to receive the following amounts earned during the officer's term of employment: (i) the balance of the executive's deferred compensation account, which includes only personal deferrals and related earnings and does not include a Company contribution as of December 31, 2008, with distributions delayed until at least 6 months after termination; and (ii) amounts accrued and vested through our Profit Sharing Plan. For each named executive, see the Nonqualified Deferred Compensation table for aggregate balances as of December 31, 2008, which balances would be distributed pursuant to the named executive's election made at enrollment, six months after termination.

        With regard to valuation of compensation payable in each termination scenario described below (other than termination for cause), the value of the in-the-money vested stock options for each of the named executives as of December 31, 2008 is as follows: Russell Goldsmith—$3,893,620; Christopher J. Carey—$0; Christopher J. Warmuth—$19,750; Michael Cahill—$175,950; and Brian Fitzmaurice—$0. Value is calculated as the difference between the aggregate exercise price of the options and the aggregate market value of the shares of underlying common stock as of the close of trading on December 31, 2008 based on the closing market price of our stock on that day ($48.70). There is no guarantee that, if and when these options are exercised, they will have this value. Of the named executives, only Russell Goldsmith, Christopher J. Warmuth and Michael Cahill had in-the-money vested stock options as of December 31, 2008. As of December 31, 2008, all of the unexercisable options of the named executives were out of the money.

        In connection with revisions made to his employment agreement to comply with Section 409A, as of December 22, 2008, Russell Goldsmith made elections under his SERP to receive lump sum payments following termination of employment rather than receiving his benefit in the form of an annuity payment. Each termination scenario described below for Russell Goldsmith includes the value of the applicable lump sum payment rather than an annuity payment as described in the Company's previous annual proxy statements.

Payments Made Upon Retirement

        Named Executives:     Retirement is treated as resigning from employment upon or after reaching age 65 for the named executives and age 62 for Russell Goldsmith under the terms of his employment agreement. Upon retirement: (i) unvested stock options granted prior to February 23, 2006 would vest immediately, and all accelerated stock options and vested stock options would have to be exercised within three years following retirement or they would be forfeited; (ii) unvested shares of restricted stock granted prior to February 23, 2006 would vest immediately and be delivered to the executive; (iii) unvested RSUs granted prior to February 23, 2006, would vest immediately and all vested RSUs would convert to shares and be delivered to the executive at least 6 months after termination; and (iv) unvested stock options, shares of restricted stock and RSUs granted on or after February 23, 2006 would be forfeited immediately.

The foregoing provisions do not apply to Russell Goldsmith. The following is the value of the accelerated vesting and delivery of restricted shares and restricted share units upon retirement as of December 31, 2008: Christopher J. Carey—$601,446; Christopher J. Warmuth—$116,831; Michael Cahill—$58,489; and Brian Fitzmaurice—$85,225.

        Assuming retirement as of December 31, 2008 under his employment agreement, Russell Goldsmith is entitled to receive a lump sum payment under his SERP in the amount of $3,992,227 and office space and secretarial support for three years valued at $841,023. With regard to equity compensation, (i) stock options granted prior to July 24, 2002 (all are vested), would have to be exercised within three years following retirement or be forfeited; (ii) vested stock options granted on or after July 24, 2002, would have to be exercised within 10 years of the grant date or they would be forfeited; (iii) unvested stock options granted prior to June 30, 2006 would vest immediately and be exercisable for 10 years following the grant date; (iv) unvested stock options granted as "Initial Awards" under his employment agreement would vest immediately and be exercisable for 10 years following the grant date; and (v) all other unvested options would be forfeited immediately upon retirement. With respect to RSUs, (i) vested RSUs would convert to shares and be delivered at least 6 months after retirement; (ii) unvested RSUs granted prior to June 30, 2006 would vest immediately, convert to shares and be delivered at least 6 months after retirement; (iii) unvested RSUs granted as "Initial Awards" under his employment agreement would vest immediately, convert to shares and be delivered at least 6 months after retirement; and (iv) all other unvested RSUs would be forfeited immediately. The value of accelerated vesting and delivery of restricted share units upon retirement as of December 31, 2008 is $4,317,499. The total of the foregoing amounts payable to Russell Goldsmith upon retirement at December 31, 2008 is $9,151,519.

Payments Made Upon Termination of Employment Without Cause or Resignation

        If a named executive is terminated without cause or resigns before reaching retirement age, the following would apply: (i) vested stock options would have to be exercised within 90 days following termination or resignation or they would be forfeited; (ii) vested RSUs would convert to shares and be delivered to the executive at least six months after termination or resignation; and (iii) unvested stock options, shares of restricted stock and RSUs would be forfeited immediately. The following is the value of delivery of vested RSUs upon termination without cause as of December 31, 2008: Christopher Carey – $412,733; Christopher Warmuth—$50,794. Other than Russell Goldsmith, as described below, the other named executives did not hold vested units or shares as of December 31, 2008.

        Upon termination of employment without cause or retirement prior to age 62, Russell Goldsmith is entitled to the compensation and benefits that he would have been paid had his employment agreement been extended for three years from the effective date of his termination ($8,532,764—includes base and bonus for three years from December 31, 2008; bonus is calculated based on 143% of annual base compensation, the highest percentage previously used in determining any annual bonus payable), to receive life insurance benefits under our Executive DCP ($6,978—cost of premium for three years), to receive a lump sum payment under his SERP ($4,898,319), and to receive office space and secretarial support for three years ($841,023).

        With respect to Russell Goldsmith's stock options (i) stock options granted prior to July 24, 2002 (all are vested) would have to be exercised within 90 days of termination or they would be forfeited; (ii) vested stock options granted on or after, July 24, 2002, would have to be exercised within 10 years of the grant date or they would be forfeited; (iii) unvested stock options granted as "Initial Awards" under his employment agreement would vest immediately and be exercisable for 10 years following the grant date; and (iv) all other unvested stock options would be forfeited immediately. With respect to Russell Goldsmith's RSUs, (i) vested RSUs would convert to shares and be delivered at least six months after termination; (ii) unvested RSUs granted as "Initial Awards" under his employment agreement would vest immediately, convert to shares and be delivered at least six months after termination; and (iii) all other unvested RSUs would be forfeited immediately. The value of accelerated vesting and delivery of restricted share units upon termination without cause as of December 31, 2008 is $3,471,239. The total of the foregoing amounts payable to Russell Goldsmith upon termination without cause at December 31, 2008 is $17,904,427.

Payments Made Upon Termination of Employment for Cause

        The consequences for equity awards of a termination for cause is (i) stock options, both vested and unvested, would be forfeited immediately; (ii) unvested shares of restricted stock and RSU's would be forfeited immediately; and (iii) vested RSUs would convert and be delivered at least 6 months after termination. Assuming a termination for cause as of December 31, 2008, the vested value of RSU's held by the following named executives is as follows: Russell Goldsmith—$1,614,746; Christopher J. Carey—$412,733; and Christopher J. Warmuth—$50,794. The other named executives did not hold vested RSU's as of December 31, 2008. Upon termination for cause, Russell Goldsmith would receive a lump sum payment under his SERP in the amount of $3,992,227.

Payments Made Upon Death or Disability

        Named Executives:     In the event of the termination of employment of a named executive due to the officer's death: (i) unvested stock options would vest immediately and all vested stock options would have to be exercised within one year following death or they would be forfeited; (ii) unvested shares of restricted stock would vest immediately and be delivered to the executive's estate; and (iii) unvested RSUs would vest immediately and all vested RSUs would convert to shares and be delivered to the executive's estate at least six months after death.

        Upon termination of a named executive's employment because of disability, including permanent and total disability as defined under the Internal Revenue Code: (i) unvested stock options would vest immediately and all vested stock options would have to be exercised within three years or they would be forfeited; (ii) unvested shares of restricted stock would vest immediately and be delivered to the executive; and (iii) unvested RSUs would vest immediately and all vested RSUs would convert to shares and be delivered to the executive at least 6 months after termination.

        The following is the value of the accelerated vesting and delivery of restricted shares and restricted share units upon death or total disability as of December 31, 2008: Christopher J. Carey—$1,177,664; Christopher J. Warmuth—$827,316; Michael Cahill—$355,559; and Brian Fitzmaurice—$262,152.

        Russell Goldsmith:     Upon death or disability, under his employment agreement, Russell Goldsmith (or his estate) is entitled to the same payments as summarized above for termination without cause, except (i) his spouse (if married at the time of death) would receive a lump sum payment under his SERP; (ii) his beneficiary would receive a $413,744 death benefit under an existing life insurance policy (this death benefit expires as of 12/31/2009); (iii) stock options granted prior to July 24, 2002 (all are vested) would have to be exercised within one year of death (3 years of termination of employment due to disability) or they would be forfeited; (iv) unvested stock options would vest immediately and all vested options granted on or after July 24, 2002 would have to be exercised within 10 years of date of grant or they would be forfeited; and (v) unvested RSUs would vest immediately and all vested RSUs would convert to shares and be delivered to his estate at least 6 months after his death. The value of accelerated vesting and delivery of restricted share units upon death or disability at December 31, 2008 is $4,317,499. The total of the foregoing amounts payable to Russell Goldsmith upon death or disability at December 31, 2008 is $18,750,687.

Payments Made on Involuntary or Good Reason Termination of Employment in the Event of a Change in Control

        Named Executives:     Subject to the limitations of the CPP and ARRA discussed below, in the event of an involuntary or good reason termination of a named executive's employment following a change in control, the named executive would be entitled to the payments and benefits described below. In general terms, and subject to specific exceptions and requirements included in the CIC Plans or CEO CIC Agreement, as applicable, a "change in control" event includes (i) the acquisition of 30% or more of the Company's outstanding common stock or voting power (other than by certain existing stockholders); (ii) a change of the majority of the existing Board; (iii) a transaction resulting in a change of 50% or more of the common stock and voting power of the Company; (iv) any entity acquiring 30% or more of the common stock or voting power, (v) a change of the majority of the Board approving the transaction; or (vi) liquidation or dissolution of the Company.

        The CIC Plans and CEO CIC Agreement provide that following a defined change in control event, cash severance payments are paid upon either voluntary termination of employment during a specified 30-day period (in the CIC Plans, the 30-day period immediately preceding the first anniversary of the change in control; and in the CEO CIC Agreement, the 30-day period immediately following the change in control) deemed to be a termination for good reason, or involuntary termination for any reason other than cause, death or disability, or termination for "good reason" within 12 months (36 months for the CEO) of the occurrence of a change in control.

        Upon an involuntary or good reason termination following a change in control, the named executive would be entitled to the following benefits: (i) a lump sum payment of the named executive's annual base salary through the date of termination to the extent not already paid and the highest annual bonus paid to the named executive in the prior three years; (ii) a lump-sum payment of three times (2 times for Michael Cahill and Brian Fitzmaurice) all compensation and benefits, with the basis for the salary payout being 12 times the highest monthly base salary previously paid to the named executive, and the basis for the bonus payout being the highest annual bonus paid to the named executive in the prior three years; (iii) reimbursement for any excise tax applicable according to IRC Section 280G, plus the amount necessary to pay taxes on the excise tax reimbursement (commonly known as a "gross-up"); (iv) outplacement services and (v) subject to the discretion of our Compensation Committee, all unvested stock options would vest immediately at the time of change in control, all vested options would have to be exercised within 90 days or they would be forfeited, unvested shares of restricted stock would vest immediately at the time of change in control and be delivered to the officer, all unvested RSUs would vest immediately at the time of change in control, and all vested RSUs would convert to shares and be delivered to the executive at least six months after termination.

        In addition to the foregoing amounts, Russell Goldsmith also would be entitled to a lump sum payment under his SERP and office space and secretarial support for three years. With regard to equity compensation for Russell Goldsmith, in addition to the provisions set forth above for all named executives, all stock options granted prior to July 24, 2002 (all are vested) would have to be exercised within 90 days or they would be forfeited, and all vested options granted on or after July 24, 2002 would have to be exercised within 10 years of date of grant or they would be forfeited.

        The following table describes the payment upon a change in control of the Company, as of December 31, 2008, for each named executive.

Name	Cash Compensation ($)	Equity Compensation ($)	Deferred Compensation ($)	Benefits ($)	Excise Tax & Gross Up ($)	Total ($)

Russell Goldsmith	7,828,228	4,317,499	4,992,788	956,856	N/A	18,095,371

Christopher J. Carey	2,760,000	1,177,664	61,200	35,928	1,108,569	5,143,361

Christopher J. Warmuth	2,655,000	827,316	61,200	44,358	1,202,812	4,790,686

Michael B. Cahill	1,337,000	355,559	40,800	32,572	N/A	1,765,931

Brian Fitzmaurice	1,050,000	262,152	40,800	32,572	N/A	1,385,524

        In connection with the TARP CPP Securities Purchase Agreement, each of the named executives entered into waivers and consents under which each agreed that the aggregate value of the involuntary separation payments and benefits (within the meaning of the CPP rules) that he could receive in the event of an involuntary termination of employment while the Treasury holds certain investment positions in the Company may not exceed 2.99 times the individual's average annual taxable compensation for the five year period preceding the year in which the termination occurs. In the event of the application of this 2.99 limit, assuming an involuntary termination of employment on December 31, 2008, the maximum value of the involuntary separation payments and benefits (within the meaning of the CPP rules) that could be paid or provided to each of the named executives upon such involuntary termination would be as follows: Russell Goldsmith—$15,731,852; Christopher Carey—$2,060,268; Christopher Warmuth—$1,374,333; Michael Cahill—$1,423,228; and Brian Fitzmaurice—$1,017,198, respectively.

        Further, ARRA, and regulations promulgated thereunder, may provide further restrictions on the amount and type of termination, change in control, or severance payments we may pay to our named executives; however the details of these further restrictions will not be known until the U.S. Treasury Department proposes and finalizes regulations to effectuate the law. See above under Implications of Participation in the Capital Purchase Program on our Executive Compensation Program.

PROPOSAL 3: Advisory (Non-Binding) Vote Approving Executive Compensation

        As discussed in the Compensation Discussion and Analysis (CD&A) section of this proxy statement, we believe that our compensation policies and procedures directly link compensation to our performance and align the interests of our executive officers with those of our stockholders.

        For example:

  •
  Although our Company was profitable in 2008, our Chief Executive Officer, our Chief Financial Officer, the President of the Bank, and the Chairman of the Board of the Corporation received no year-end incentive cash award or other cash bonus for 2008 as discussed in the CD&A. The cash incentive awards of our other named executives were substantially reduced.

  •
  We encourage long-term stock ownership by our executive officers. Stock awards include features such as no vesting on restricted stock until the second anniversary of the grant with a vesting period that is four years and grants of restricted stock units to the members of our S&P Committee that do not convert to stock and get distributed until termination of employment.

  •
  We have Equity Ownership Guidelines under which our Chief Executive Officer must hold common stock in an amount equal to at least 500% of his base, and other senior executive officers must hold between 300% and 150% of their base.

        As a current participant in the TARP CPP, ARRA requires that our proxy statement for our annual meeting of stockholders shall permit a separate stockholder vote to approve the compensation of executives. The proposal set forth below, which is advisory and will not bind our Board, gives our stockholders the opportunity to vote on the compensation of our executives.

        Upon the recommendation of our Board of Directors, we ask you to consider the following resolution:

  "RESOLVED, that the stockholders of City National Corporation approve the compensation of its five executive officers named in the Summary Compensation Table in this Proxy Statement, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of such named executive officers (together with the accompanying narrative disclosure) contained in this Proxy Statement."

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, AS DESCRIBED ABOVE

 STOCKHOLDER PROPOSAL

Proposal 4: Stockholder Proposal Regarding Declassification of Board of Directors

        We have received a stockholder proposal from a shareholder who beneficially owns of record 297 shares of our Common Stock and who has advised us that he plans to present the following proposal at the annual meeting. The proposal will be voted on only if properly presented at the annual meeting. The Board recommends that you vote AGAINST this proposal.

        In accordance with rules of the SEC, the text of the shareholder's resolution and supporting statement is printed verbatim from his submission and we take no responsibility for them. We will promptly provide the name and address of the proponent of the stockholder proposal above upon oral or written request for such information. Requests may be sent to Investor Relations, City National Corporation, City National Plaza, 555 S. Flower Street, 9th Floor, Los Angeles, California, 90071, or by calling (213) 673-7622.

Stockholder Proposal

RESOLUTION

        That the shareholders of CITY NATIONAL CORPORATION request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors

STATEMENT

        The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholder because it reduces accountability.

        Xcel Energy Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc., CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at CH Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., Chesapeake Utilities Corp. upon presentation of a similar resolution by the proponent during 2008. The proponent is a professional investor who has studied this issue carefully.

        The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

        A study by researchers at Harvard Business School and the University of Pennsylvania's Wharton School titled "Corporate Governance and Equity Prices" (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

        While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

        The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.

        If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote "FOR" this proposal.

Board of Directors Recommendation and Statement in Opposition to Shareholder Proposal

        The Board of Directors unanimously recommends that stockholders vote AGAINST this proposal for the following reasons:

        In April 1996 our stockholders considered and approved the implementation of our current classified board structure. At that time, our Board of Directors advised our stockholders that a classified board would be conducive to the careful, long-term planning our Corporation would require in order to ensure the continued creation of stockholder value.

        From April 1996 until December 31, 2008, our Corporation's stock price has increased 278%, significantly out-performing the S&P 500's increase of 38% over this same period of time. Our Corporation has achieved this record of long-term performance while avoiding the highly-publicized problems of sub-prime and brokered mortgages and credit card, consumer and auto debt which are currently affecting many other financial institutions. Even in today's challenging economic times, the Corporation has just completed its 16th consecutive year of profitability with assets and loans at record levels. Our Corporation remains well-capitalized, well-reserved and profitable. Our Corporation has significant liquidity, and with our strong, conservative balance sheet and rigorous cost control program is well-positioned to profitably weather current economic conditions, remain profitable this year, return to increased profitability when conditions improve, and take advantage of future opportunities.

        Our directors believe the classified board structure has served the Corporation and its stockholders well, and should continue to do so. In fact, in light of current economic conditions, the reasons given for adopting the classified board structure in 1996 are even more compelling today. A vote against the proposal will promote the following priorities which are key to the future success of the Corporation:

1)
Stability and Continuity.    Three-year staggered terms of directors provide stability and continuity in the Corporation's leadership. At any given time, a majority of your directors will have served for several years, developing a deeper understanding of the breadth and nature of the Corporation's business. Directors who have considerable experience with and knowledge of the Corporation's business are better equipped to provide the oversight and make the decisions required by a Board of Directors, and are, correspondingly, more capable of engaging in the long-term strategic planning that has been, and will continue to be, critical to our Corporation's success. Declassification of the Board will likely result in high turnover of Board members. High turnover will result in instability and an impaired ability to pursue long-term strategic objectives.

2)
Experienced Leadership.    The classified Board structure also helps the Corporation attract highly qualified individuals to serve as directors and commit the time and resources necessary to understand the Corporation and the business environment in which the Corporation operates. As a bank holding company, it is particularly important to structure the election of our Board in a way that favors the ability to attract and retain experienced Board leaders as well as stability and continuity, and to send a strong signal of those values to our stockholders, the Company's depositors and the financial markets in which we operate.

3)
Long-term Outlook.    Your directors should remain strongly focused on the long-term interests of the Corporation's stockholders, and we believe three-year staggered terms facilitate this long-term thinking. This long-term thinking has provided, and will continue to provide, the best value to the Corporation's stockholders. The declassification of the Board may result in higher turnover of Board members, resulting in a Board focused only on short-term and not long-term success.

4)
Protection Against Unfair Takeover Proposals.    A classified Board of Directors can play an important role in protecting stockholders against an unsolicited takeover proposal at an unfair price. If our

  Board of Directors was not classified, a potential acquirer whose nominees receive a plurality of the votes cast at an annual meeting of the stockholders could replace all or a majority of the Directors with its own nominees, who could then approve the takeover proposal from that acquirer even if the price did not adequately value the Corporation. At times of great stock market volatility, such as we have experienced recently, our stock price is more likely to drop below its fair value. Classified board structures have been shown to be an effective means of protecting long-term shareholder interests from abusive tactics, particularly in times like these. A classified Board of Directors encourages a potential acquirer to negotiate with the Board of Directors on an arm's-length basis, and provides the Board of Directors with more time and leverage to evaluate the takeover proposal, negotiate the best result for all stockholders and consider alternatives available to the Corporation. Board classification can promote greater value maximization for shareholders in these contexts.

5)
Accountability to Stockholders.    We believe that a classified Board of Directors makes directors no less accountable to stockholders than a Board elected annually. The fiduciary duties of directors elected to three-year staggered terms are identical to those of directors elected annually, and the Corporation's directors believe that they are no less attentive to stockholder concerns as a result of having been elected to three-year staggered terms. In addition, since one-third of the directors stand for election each year, stockholders have the opportunity on an annual basis to express their opinion of the Board of Directors or management by conducting a proxy contest to replace, or withhold votes from, the directors up for election that year.

        For the foregoing reasons, the Board of Directors believes that this stockholder proposal is not in the best interests of the Corporation or its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "AGAINST" THE STOCKHOLDER PROPOSAL RELATING TO DECLASSIFICATION OF THE BOARD OF DIRECTORS

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

(Excerpt from Corporate Governance Guidelines)

        The Board of Directors (the "Board") will consist of a majority of non-employee directors who satisfy the criteria for independence established by the Board as set forth below. For purposes of these director independence criteria, the term "Corporation" shall include all of the Corporation's consolidated subsidiaries.

        i)     Business Relationships:    Any payments by the Corporation to any independent director's primary business affiliation or the primary business affiliation of an independent director's immediate family member (collectively, "Director Entities"), or by a Director Entity to the Corporation, for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

        All lending relationships between the Corporation, on the one hand, and any independent director or a Director Entity, on the other hand, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. Any loans or extensions of credit by the Corporation or its subsidiaries to such individual or entity or its subsidiaries must comply with applicable banking law, including Regulation O of the Federal Reserve and FDIC guidelines.

        Any business or banking relationship involving payments made to, or received from, the Corporation, by an independent director, or a Director Entity, for property or services must be in an amount which in the present year or for any of the last three years does not exceed a) 1% of the Corporation's consolidated gross revenues or, b) the greater of $1 million or 2% of the Director Entity's consolidated gross revenues.

        ii)    Charitable Contributions:    Neither an independent director nor any immediate family member may be an officer, director, or trustee of a foundation, university, or other non-profit organization that receives from the Corporation, contributions in an amount which exceeds the greater of $50,000 or 10% of the total annual receipts received by the entity.

        iii)   Interlocking Directorates:    No employee-director or executive officer of the Corporation shall serve as a director of a company where an independent director is an executive officer.

        iv)   Employment:

          1)    An independent director shall not:

            (a)   be or have been an employee of the Corporation within the last three years;

            (b)   be part of, or within the past three years have been part of, an interlocking directorate in which an executive officer of the Corporation serves or has served on the compensation committee of a company that concurrently employs or employed the independent director; or

            (c)   be or have been affiliated with or employed by a present or former auditor of the Corporation within the three year period following the end of the affiliation or the employment or auditing relationship.

          2)    An independent director may not have a family member who:

            (a)   is a member of senior management of the Corporation or has been within the last three years;

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            (b)   is part of an interlocking directorate in which an executive officer of the Corporation serves on the compensation committee of a company that concurrently employs such family member; or

            (c)   is or has been affiliated with or employed by a present or former auditor of the Corporation within the three year period following the end of the affiliation or the employment or auditing relationship.

        v)     Direct Compensation:    Neither an independent director nor his or her immediate family member may receive or have received more than $120,000 per year in direct compensation from the Corporation (other than director and committee fees and pension or other forms of deferred compensation that is not contingent on continued services) within the past three years.

        vi)   Other Transactions:    Subject to applicable laws, rules, regulations and listing standards, after taking into account all relevant facts and circumstances, the Board shall reserve the right to determine that any particular transaction or relationship between an independent director and the Corporation may, in the Board's judgment, be deemed not to be material, or would not impair the director's exercise of independent judgment, and the independent director will continue to be deemed independent.

        vii)  Definitions:    For purposes of these independence standards, (a) immediate family members of a director include the director's spouse and other "family members" (including children) who share the director's home or who are financially dependent on the director, (b) the term "primary business affiliation" means an entity of which the director is a principal/executive officer or in which the director holds at least a 5% equity interest, and (c) the term "family member" means any of the director's spouse, parents, children, brothers, sisters, mother- and father-in law, sons- and daughters-in-law, and brothers and sisters-in-law and anyone (other than domestic employees) who shares the director's home. When looking back three years in applying these standards, "family members" do not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

        Each of the above standards which contain a three year "look-back" provision is subject to the same phase in provisions for the three year "look-back" set forth in NYSE listing standard 303A.02.

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PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS CITY NATIONAL CORPORATION The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, each dated April 3, 2009, and hereby appoints Christopher J. Carey, Michael B. Cahill and Olga Tsokova, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the common stock of City National Corporation held of record by the undersigned at the close of business on March 30, 2009 at the Annual Meeting of Stockholders of CITY NATIONAL CORPORATION on May 27, 2009, at 4:30 p.m., and any adjournments or postponements thereof. Important Notice Regarding Availability of Proxy Materials for Shareholder Meeting to be held on May 27, 2009: The Notice of Annual Meeting and Proxy Statement is available at www.cnb.com/ir/ir-kit.asp. (Continued, and to be marked, dated and signed as instructed, on the other side) . FOLD AND DETACH HERE AND READ THE REVERSE SIDE . ANNUAL MEETING OF STOCKHOLDERS of CITY NATIONAL CORPORATION CITY NATIONAL CENTER, 400 NORTH ROXBURY DRIVE BEVERLY HILLS, CALIFORNIA, AT 4:30 P.M., PDT, MAY 27, 2009 Upon arrival, please present this admission ticket and photo identification at the registration desk. Please tear off this Admission Ticket. If you plan to attend the Annual Meeting of Stockholders, you will need this ticket to gain entrance to the meeting. This ticket is valid to admit the stockholder to the Annual Meeting. You should send in your proxy even if you plan to attend the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CITY NATIONAL CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED AND THE PROXY IS SIGNED, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS AS FOLLOWS: . FOLD AND DETACH HERE AND READ THE REVERSE SIDE . PROXY FOR CITY NATIONAL CORPORATION ANNUAL MEETING OF STOCKHOLDERS MAY 27, 2009 Please mark your votes like this X COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature Signature Date NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. 1. ELECTION OF CLASS I DIRECTORS: KENNETH L. COLEMAN PETER M. THOMAS BRUCE ROSENBLUM CHRISTOPHER J. WARMUTH (To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEM 4: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3: 4. STOCKHOLDER PROPOSAL – DECLASSIFICATION OF BOARD OF DIRECTORS FOR WITHHOLD AUTHORITY FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN 3. AN ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION 5. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements or adjournments thereof. FOR AGAINST ABSTAIN 2. RATIFICATION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM